Exhibit 10.4
Execution Copy
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
REDBOX AUTOMATED RETAIL, LLC
dated May 31, 2006

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS

Section 1.01. Definitions	1
Section 1.02. General Interpretive Principles	11
ARTICLE II
ORGANIZATION

Section 2.01. Name	12
Section 2.02. Purposes	12
Section 2.03. Principal Place of Business	12
Section 2.04. Registered Office; Filings	12
Section 2.05. Ownership of Property	12
Section 2.06. Liability of Members	12
Section 2.07. Effectiveness; Term	12
ARTICLE III
COMPANY CAPITAL
ARTICLE IV
ALLOCATIONS

Section 4.01. Allocation of Profits and Losses	20
Section 4.02. Tax Allocation	21
ARTICLE V
DISTRIBUTIONS

Section 5.01. Distributions	21
Section 5.02. Form of Distributions	22
Section 5.03. Limitations on Distribution	22
Section 5.04. Distributions Upon Liquidation	23

TABLE OF CONTENTS (Contd.)
Page

Section 5.05. Redemption of Eligible Class B Vested Interests	23
Section 5.06. Forfeiture of Class B Interests	23
ARTICLE VI
MANAGEMENT AND OPERATION OF THE COMPANY
ARTICLE VII
CERTAIN OTHER AGREEMENTS OF THE MEMBERS
ARTICLE VIII
TRANSFERS; WITHDRAWALS AND RELATED RIGHTS
ARTICLE IX
DISSOLUTION

ii

TABLE OF CONTENTS (Contd.)
Page

Section 9.01. Dissolution Events	49
Section 9.02. Winding-Up	49
Section 9.03. Negative Capital Accounts	50
Section 9.04. Rights of the Members	50
Section 9.05. Notice of Dissolution	50
Section 9.06. Termination of the Company	50
Section 9.07. Reasonable Time for Winding-Up	50
ARTICLE X
INDEMNIFICATION

Section 10.01. Indemnification	51
Section 10.02. Duration	52
ARTICLE XI
REPRESENTATIONS AND WARRANTIES

Section 11.01. Members Holding Class A Interests	52
Section 11.02. Members Holding Class B Interests	53
Section 11.03. Recognition of Coinstar’s Rights	53
ARTICLE XII
MISCELLANEOUS

iii

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
REDBOX AUTOMATED RETAIL, LLC
          This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Redbox Automated Retail, LLC, a Delaware limited liability company (the “Company”), dated as of May 31, 2006, is by and among the Company, McDonald’s Ventures, LLC, a Delaware limited liability company (“Ventures”), GetAMovie, Inc., an Illinois corporation (“GAM”), Coinstar, Inc., a Delaware corporation (“Coinstar”), GARB, LLC, a Delaware limited liability company (“GARB”), Redbox Employee Equity Incentive Plan, LLC, a Delaware limited liability company, and such other Members as may be listed on Schedule A from time to time.
WITNESSETH:
          WHEREAS, on December 1, 2005, on the terms and subject to the conditions set forth in the LLC Interest Purchase Agreement, dated as of November 17, 2005, by and among the Company, Ventures and Coinstar (the “LLC Interest Purchase Agreement”), Coinstar contributed $20,000,000 to the Company, and agreed to contribute an additional $12,000,000 to the Company if certain conditions set forth in Section 2.01(b) of the LLC Interest Purchase Agreement are met, in exchange for Class A Interests (as defined below) in the Company; and
          WHEREAS, the Members (as defined below) desire to own interests in the Company pursuant to the provisions of the Act (as defined below) for the purpose of owning, developing and operating the automated DVD-vending business of the Company, in each case on the terms and subject to the conditions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the Company and the Members agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
          “Act” means the Delaware Limited Liability Company Act, Del. Code tit. 6, Section 18-101, et seq., as amended from time to time.
          “Action” has the meaning set forth in Section 10.01(b).

          “Affiliate” has the meaning set forth in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended from time to time, as in effect on the date hereof; provided, however, that notwithstanding the foregoing, neither the Company nor REEIP shall be an Affiliate of any Member, and no Member shall be considered an Affiliate of the Company or REEIP.
          “Agreement” has the meaning set forth in the preamble.
          “Appraiser” has the meaning set forth in Section 8.06(e).
          “Approved Plan of Liquidation” has the meaning set forth in Section 9.02(a).
          “Article 8” has the meaning set forth in Section 3.02(f).
          “Board of Managers” has the meaning set forth in Section 6.01(a).
          “Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the City of Chicago are authorized or obligated by law, regulation or executive order to close.
          “Buy-Sell Notice” has the meaning set forth in Section 8.06(a).
          “Capital Account” means, with respect to each Member, the account established and maintained for such Member on the books of the Company in accordance with Section 1.704-1(b)(2)(iv) of the Regulations and this Agreement.
          “Capital Contribution” means, with respect to any Member, the amount of the cash and the Contribution Value of the other property that such Member contributes or has contributed to the capital of the Company.
          “Certificate” means the Certificate of Formation of the Company as filed in the office of the Secretary of State of the State of Delaware on November 16, 2004, as amended from time to time.
          “Class A Interest Certificate” means a member interest certificate representing the number of Class A Interests set forth on the certificate.
          “Class A Interests” means the economic and voting interests in the Company having the rights and obligations set forth herein, as represented by a Class A Interest Certificate.
          “Class A Ownership Percentage” means, with respect to each Member and as of the date of computation, the aggregate number of Class A Interests owned by such Member divided by the total number of outstanding Class A Interests.
          “Class B Interest Certificate” means a member interest certificate representing the number of Class B Vested Interests set forth on the certificate.

          “Class B Interests” means the economic interests in the Company having the rights and obligations set forth herein, which if a Class B Vested Interest shall be represented by a Class B Interest Certificate.
          “Class B Ownership Percentage” means, with respect to each Member and as of the date of computation, the aggregate number of Class B Vested Interests owned by such Member divided by the total number of outstanding Class B Vested Interests.
          “Class B Vested Interest” shall mean a Class B Interest that is vested. The total number of Class B Vested Interests shall be equal to the total number of REEIP Class B Interests that have been issued pursuant to the REEIP LLC Agreement and that have vested in accordance with the applicable REEIP Class B Interest Award Agreement, the REEIP LLC Agreement and any other agreement.
          “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
          “Coinstar” has the meaning set forth in the preamble.
          “Coinstar Agency Agreement” means the agency agreement by and between the Company and Coinstar, dated as of December 1, 2005, authorizing Coinstar to act, among other things, as the exclusive marketing agent for the Company at certain grocery chains, drug stores, mass merchants and warehouse clubs inside the United States.
          “Coinstar Option” has the meaning set forth in Section 8.10.
          “Company” has the meaning set forth in the preamble.
          “Contributed DVD Kiosks” has the meaning set forth in Section 3.01(a).
          “Contribution Value” means (i) with respect to the Contribution Value of all Capital Contributions of the respective Members made as of December 1, 2005, the amounts set forth in Section 3.06(b), and (ii) with respect to any Capital Contribution to the Company made thereafter, the cash amount of such Capital Contribution or the fair market value of any property (other than cash) at the time of contribution, as determined by the contributing Member and by the unanimous affirmative approval of all Representatives appointed by Members having a Class A Ownership Percentage equal to twenty-five percent (25%) or more at the time of contribution, net of Liabilities secured by such contributed property that, pursuant to the provisions of Section 752 of the Code, the Company is treated as assuming or taking subject to.
          “Depreciation” means, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization or other cost recovery deductions allowable for U.S. federal income tax purposes with respect to the Property for such period, except that, if the book value of any Property differs from its adjusted basis for U.S. federal income tax purposes during any period, Depreciation shall be an amount that bears the same ratio to such book value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such period bears to such adjusted tax basis; provided, however, that, in the case of any asset that has an adjusted basis of zero for U.S. federal income tax purposes, depreciation, amortization or other cost recovery deductions shall be determined using any reasonable method permitted under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations.
          “Distribution” means any distribution of Property to a Member.
          “Drag Along Option” has the meaning set forth in Section 8.07(a).
          “DVD Kiosks” means any DVD dispensing kiosk used in the conduct of the Redbox Business to dispense and handle returns of DVDs and to process customer billing, including the DVD machine, merchandising structure, accessories and other related tangible and intangible property.
          “EBITDA” for any period means the net income for such period, plus, without duplication, the following to the extent deducted in calculating such net income: (a) provision for Taxes based on income or profits of the Company, (b) interest expense of the Company, (c) depreciation expense of the Company, (d) amortization expense (including amortization of goodwill and other intangibles) of the Company, and (e) all other noncash expenses or losses of the Company for such period, in each case determined in accordance with GAAP (excluding any such charge that constitutes an accrual of or a reserve for cash charges for any future period).
          “Eligible Class B Vested Interests” means any Class B Vested Interests or Class B Interests that would be vested pursuant to the terms of the REEIP Class B Interest Award Agreement and the REEIP LLC Agreement if an Organic Change of the Company had occurred on that date.
          “Eligible REEIP Class B Vested Interests” means (a) any REEIP Class B Interests that have vested in accordance with the terms of the REEIP Class B Interest Award Agreement and any other agreement or (b) any REEIP Class B Interests that would be vested pursuant to the terms of the REEIP Class B Interest Award Agreement and the REEIP LLC Agreement if an Organic Change of the Company had occurred on that date.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder, as in effect from time to time.
          “Federal Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.
          “Fiscal Year” means the twelve (12) month period ending on December 31 of each year; provided, that notwithstanding the foregoing, the first fiscal year of the Company shall commence on November 16, 2004 and end on December 31, 2004 and the last fiscal year of the Company shall commence on the date immediately following the end of the most recent previous Fiscal Year and shall end on the date on which the Company is dissolved and wound-up in accordance with Article IX.
          “Funding Milestones” has the meaning assigned to that term in Section 3.06(b).
          “GAM” has the meaning set forth in the preamble.

          “GARB” has the meaning set forth in the preamble.
          “GARB Members” means the members of GARB.
          “Governmental Entity” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.
          “Indemnified Losses” has the meaning set forth in Section 10.01(a).
          “Indemnified Party” has the meaning set forth in Section 10.01(a).
          “Interests” means the membership interests in the Company, which are represented exclusively by Class A Interests and Class B Interests, if and to the extent authorized and issued pursuant to the terms of this Agreement.
          “IRS” means the Internal Revenue Service of the United States.
          “Issuance Notice” has the meaning set forth in Section 8.04(c).
          “Liability” or “Liabilities” means all debts, claims, liabilities, obligations, interests, damages and expenses of every kind and nature, whether known or unknown, liquidated or unliquidated, direct or indirect, absolute, accrued, contingent or otherwise, regardless of when such debt, claim, liability, obligation, interest, damage or expense arose or might arise, including any obligations with respect to Taxes, dividends or other distributions in respect of its capital stock, stock appreciation rights, under the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder, as in effect from time to time, or Part 6 of Subtitle B of Title I of ERISA, as amended from time to time, and the rules and regulations promulgated thereunder, as in effect from time to time, and all obligations relating to any “employee benefit plan”, within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, any pension, profit sharing, retirement, stock purchase, severance, deferred or incentive compensation, bonus, stock appreciation right, stock option or other equity based, vacation, disability, hospitalization, medical insurance or other fringe benefit plan, program, policy, arrangement, agreement or commitment and any employment, consulting, management, retention, change in control or severance agreement.
          “Lien” means any mortgage, pledge, lien, security interest, claim, voting agreement (including any conditional sale agreement, title retention agreement, restriction or option having substantially the same economic effect as the foregoing) or encumbrance of any kind, character or description whatsoever.
          “Liquidator” has the meaning set forth in Section 9.02(a).
          “LLC Interest Pledge Agreement” means the Pledge Agreement between Ventures and GARB, dated as of July 1, 2005, pursuant to which GARB has pledged the Class A

Interests of the Company issued to it pursuant to the Share Purchase Agreement to Ventures to secure certain obligations under the Share Purchase Agreement.
          “LLC Interest Purchase Agreement” has the meaning set forth in the recitals.
          “McDonald’s System” has the meaning set forth in Section 7.05(a).
          “McDonald’s USA” means McDonald’s USA, LLC, a Delaware limited liability company.
          “Member” means any holder of a Class A Interest or a Class B Interest that is acquired in accordance with the terms of this Agreement.
          “Member Nonrecourse Debt” has the meaning set forth for “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.
          “Member Nonrecourse Deductions” has the meaning set forth for “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.
          “Net Cash Flow” means, with respect to each calendar quarter and computed in reference to the Company’s activities during such quarter:
          (a) the sum of:
          (i) all cash received by the Company, irrespective of the source of such cash (other than Capital Contributions and loan proceeds); and
          (ii) all amounts that the Board of Managers releases from reserves for Distribution because the Board of Managers has determined that such amounts are no longer required to be held in reserves;
          (b) reduced (to not less than zero) by:
          (i) all cash payments made by the Company to cover its Liabilities (including all fees, compensation and reimbursements paid to the Board of Managers, the Members and their respective Affiliates);
          (ii) all cash that the Board of Managers elects, in its sole discretion, to set aside in reserves to cover (A) all Liabilities that have been incurred but not yet paid by the Company and (B) all future Liabilities of the Company, whether or not the amounts thereof are known, unknown, foreseeable, unforeseeable, certain or uncertain;
          (iii) any capital expenditures for the maintenance and acquisition of Property made during such period; and
          (iv) all cash that the Board of Managers elects to retain in the Company for working capital and to pursue strategic initiatives.
          “New Securities” has the meaning set forth in Section 8.04(b).

          “Non-Transferring Members” has the meaning set forth in Section 8.05(a).
          “Offeree Party” has the meaning set forth in Section 8.06(a).
          “Offering Party” has the meaning set forth in Section 8.06(a).
          “Organic Change” means, with respect to any Person, the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) (other than Coinstar or Ventures or one of their respective Affiliates, with respect to the Company) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power or the voting securities of such Person, whether as a result of issuance of securities, any merger, consolidation, recapitalization, tender offer or exchange offer, reclassification, liquidation or dissolution of such Person or otherwise; (ii) the merger or consolidation of such Person with or into another Person, or the sale of all or substantially all the assets of such Person to another Person, and, in the case of any such merger or consolidation, the voting securities of such Person that are outstanding immediately prior to such transaction and which represent one hundred percent (100%) of the aggregate voting power of the voting securities of such Person are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction at least a majority of the aggregate voting power of the voting securities of the surviving Person or transferee or a Person controlling such surviving Person or transferee; (iii) the commencement of a voluntary case under any chapter of the Federal Bankruptcy Code, or the consent to the commencement of an involuntary case against it under the Federal Bankruptcy Code, or the failure to cause such case to be dismissed within sixty (60) days; or (iv) the institution by such Person of Proceedings for liquidation, rehabilitation, readjustment, moratorium or composition (or for any related or similar purpose) under any law (other than the Federal Bankruptcy Code) relating to financially distressed debtors, their creditors or their property, or the consent by such Person to the institution of any such Proceedings against it, or the failure by such Person to cause such Proceedings to be dismissed within sixty (60) days.
          “Original Stated Value” means an amount per Class A Interest equal to $7.52.
          “Ownership Percentage” means, with respect to each Member and as of the date of computation, the aggregate number of Class A Interests and Class B Vested Interests owned by such Member divided by the total number of outstanding Class A Interests and Class B Vested Interests.
          “Participation Notice” has the meaning set forth in Section 8.04(c).
          “Partner Brands” means the businesses operated by McDonald’s Corporation and/or its Affiliates, including Chipotle and Boston Market, other than its core “McDonald’s” branded, franchisee-operated restaurants; provided that the Company and GAM together shall be deemed to be one Partner Brand.
          “Percentage Preferred Return” means, with respect to each outstanding Class A Interest and as of the date of any proposed Distribution by the Company, a cumulative 8.00% return per annum, compounded quarterly, on the outstanding balance of the Stated Value of such

Class A Interest, as such value may change from time to time, computed from the initial issuance of such Class A Interest through and including the date of the Distribution.
          “Permitted Liens” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate Proceedings, provided that an appropriate reserve is established therefor, (ii) mechanics’, materialmen’s, carriers’ and other similar Liens securing indebtedness that is less than $50,000, is not yet due and payable and was incurred in the ordinary course of business, and (iii) such other Liens that relate to the purchase and installation of DVD Kiosks (exclusive of the DVD Kiosks that Ventures has contributed to the Company as a Capital Contribution as described in Section 3.01(a)) and DVDs and that secures indebtedness that is not yet due and payable and was incurred in the ordinary course of business.
          “Person” means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Entity.
          “Preemptive Right Holder” has the meaning set forth in Section 8.04(a).
          “Preferred Return” means, with respect to each outstanding Class A Interest and as of the date of the computation, an amount equal to the sum of (a) the Stated Value per Class A Interest as of such date, and (b) the Percentage Preferred Return that has accrued from the initial issuance of such Class A Interest through and including such date.
          “Proceeding” means any claim, suit, action, proceeding, arbitration, administrative notice, administrative action or investigation.
          “Profits” and “Losses” mean, for each Fiscal Year or other applicable period, the Company’s taxable income or loss for such period determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:
          (i) Any income of the Company that is exempt from U.S. federal income tax shall be added to such taxable income or loss;
          (ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as such pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) shall be subtracted from such taxable income or loss;
          (iii) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation for such period shall be taken into account;
          (iv) Gain or loss resulting from any disposition of any Property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the book value of the Property disposed of, rather than the adjusted tax basis of such Property;

          (v) To the extent an adjustment to the adjusted tax basis of any Property pursuant to Section 734(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Property) or loss (if the adjustment decreases such basis) from the disposition of such Property and shall be taken into account for purposes of computing Profits or Losses; and
          (vi) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Sections 4.01(b) through (e) shall not be taken into account in computing Profits or Losses.
          “Property” means all or any portion of the assets and property owned by the Company, including cash, real property, personal property and intangible property.
          “Purchaser” has the meaning set forth in Section 8.05(a).
          “Redeemed Employee” has the meaning set forth in Section 5.05.
          “REEIP” means Redbox Employee Equity Incentive Plan, LLC, a limited liability company formed under the laws of the state of Delaware, whose managers are those Members who have a Class A Ownership Percentage equal to twenty-five percent (25%) or more, provided that if any Member has a Class A Ownership Percentage equal to more than fifty percent (50%), that Member shall be the sole manager of REEIP. The initial managers of REEIP are Ventures and Coinstar.
          “REEIP Capital Account” means the capital account established and maintained for each member of REEIP pursuant to the REEIP LLC Agreement.
          “REEIP Class B Interest Award Agreement” means an agreement in the form determined by the managers of REEIP evidencing the grant of a REEIP Class B Interest to an employee of the Company or its Subsidiaries.
          “REEIP Class B Interests” means the economic interests in REEIP having the rights and obligations set forth in the REEIP LLC Agreement.
          “REEIP LLC Agreement” means the limited liability company operating agreement, dated as of May 31, 2006, by and among REEIP and the members of REEIP, setting forth the terms and conditions for the operation of REEIP.
          “Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute final regulations.
          “Related Party Transactions” means each of the following transactions, and all business activities contemplated thereby: (i) the engagement of Coinstar as an exclusive marketing agent of the Company pursuant to the Coinstar Agency Agreement; (ii) the engagement of Ventures as an exclusive marketing agent of the Company pursuant to the Ventures Agency Agreement; (iii) the relationship set forth in the Purchase, License and Service Agreement between the Company and McDonald’s USA, dated as of December 1, 2005; and (iv) the relationship set forth in the Services Agreement between the Company and McDonald’s Corporation, dated as of December 1, 2005.
          “Reply Notice” has the meaning set forth in Section 8.05(b).
          “Representatives” has the meaning set forth in Section 6.01(b).
          “Residual Amount” has the meaning set forth in Section 9.02(a).
          “Sale Notice” has the meaning set forth in Section 8.07(a).
          “Sale Purchaser” has the meaning set forth in Section 8.07(a).
          “Sale Reply Notice” has the meaning set forth in Section 8.07(b).
          “Secretary” has the meaning set forth in Section 6.04(a).
          “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, as in effect from time to time.
          “Share Purchase Agreement” means the Share Purchase Agreement, dated as of July 1, 2005, among Ventures, the Company, GAM, GARB and the GAM shareholders.
          “Stated Value” means, with respect to each outstanding Class A Interest, the value assigned to such Class A Interest as of the date in question which (i) shall initially equal the Original Stated Value (which amount takes into account the additional $12,000,000 Capital Contribution that Coinstar may be required to make pursuant to Section 3.01(c)) and (ii) may thereafter be increased at the discretion of the Board of Managers pursuant to Section 6.03(a), at the time the Company issues or redeems any Class A Interests or Class B Interests, less all Distributions made in respect of such Class A Interest under Section 5.01(a)(i) other than those used to pay accrued but unpaid Percentage Preferred Returns on such Class A Interest.
          “Subsidiary” means as to any Person (i) any partnership of which such Person or any Subsidiary of such Person is a general or managing partner or (ii) any other Person of which more than fifty percent (50%) of the voting power or the voting securities are owned or controlled, or the ability to select or elect more than fifty percent (50%) of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.
          “Tagging Holder” has the meaning set forth in Section 8.07(b).
          “Tax” or “Taxes” means all taxes, including any interest, liabilities, fines, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include income taxes (including U.S. federal income taxes and state, local and foreign income taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, value added taxes, business license taxes, environmental taxes, excise taxes, franchise taxes, gross or net receipts taxes, occupation taxes, real and personal property taxes, ad valorem taxes, stamp taxes, transfer taxes, capital taxes, import duties, withholding taxes, workers’ compensation and other obligations of the same or of a similar nature whether arising before, on or after the date hereof.
          “Tax Matters Partner” has the meaning set forth in Section 7.02(b).
          “Tax Payments” has the meaning set forth in Section 5.01(c).
          “Test Markets” means the following eight test markets in which McDonald’s USA or its Affiliates has placed or plans to place DVD Kiosks: Baltimore, Denver, Houston, Minneapolis/St. Paul, Las Vegas, Salt Lake City, St. Louis and Washington, D.C.
          “Transfer” has the meaning set forth in Section 8.01(b).
          “Transfer Provisions” has the meaning set forth in Section 3.02(f).
          “Transferor” has the meaning set forth in Section 8.05(a).
          “Transferor’s Notice” has the meaning set forth in Section 8.05(a).
          “Transferred Class A Interests” has the meaning set forth in Section 8.10.
          “Transferring Members” has the meaning set forth in Section 8.07(a).
          “Ventures” has the meaning set forth in the preamble.
          “Ventures Agency Agreement” means the agency agreement, dated as of December 1, 2005, by and between the Company and Ventures authorizing Ventures to act as the exclusive marketing agent for the Company at grocery chains, drug stores, mass merchants and warehouse clubs outside the United States.
          SECTION 1.02. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned to this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles, Sections or Schedules refer to Articles, Sections or Schedules of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE II
ORGANIZATION
          SECTION 2.01. Name. The name of the Company shall be “Redbox Automated Retail, LLC,” under which all business affairs of the Company shall be conducted, except that the Board of Managers may (i) change the name of the Company or (ii) elect to conduct the business of the Company under another name; provided that any such name shall contain the words “limited liability company” or the abbreviation “LLC.”
          SECTION 2.02. Purposes. The purposes of the Company are to (i) own, develop and operate the automated vending business of the Company under the terms of this Agreement; and (ii) engage (directly or through Subsidiaries or Affiliates or both) in any businesses or activities that may lawfully be engaged in by a limited liability company formed under the Act and, if not related to owning, developing and operating the automated vending business, approved by the Board of Managers pursuant to Section 6.03(b).
          SECTION 2.03. Principal Place of Business. The Company’s principal place of business shall be located in One Tower Lane, Suite 1200, Oakbrook Terrace, Illinois 60181 or such other location as the Board of Managers may from time to time determine. The Company may have such other places of business as the Board of Managers may determine to be appropriate.
          SECTION 2.04. Registered Office; Filings. The Company shall maintain a registered office at the offices of The Corporation Service Company, with an address at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or at such other location as the Board of Managers may from time to time determine. The Board of Managers shall cause to be executed, filed and published all certificates, notices, statements or other instruments required under the laws of any applicable jurisdiction.
          SECTION 2.05. Ownership of Property. The Class A Interests and Class B Interests of each Member shall be personal property for all purposes. All Property and interests in Property owned by the Company shall be deemed owned by the Company as an entity, and no Member individually has any ownership of such Property or interest in Property except as a Member in the Company.
          SECTION 2.06. Liability of Members. No Member has any personal liability whatsoever in its capacity as a Member for the Liabilities, contracts or other obligations of the Company. No Member, nor any of its shareholders, members, managers, directors, officers, agents or employees, has any personal liability for the return of all or any portion of any Capital Contributions made to the Company, it being expressly agreed that any such return as may be made from time to time shall be made solely from the Property.
          SECTION 2.07. Effectiveness; Term. The Company was formed upon the filing of the Certificate with the Office of the Secretary of State of Delaware on November 16, 2004 and shall exist in perpetuity until its termination pursuant to this Agreement.

ARTICLE III
COMPANY CAPITAL
          SECTION 3.01. Capital Contributions.
          (a) Prior to December 1, 2005, Ventures contributed to the Company a combination of cash, advertising services and/or other assets with a minimum value of $18,000,000. Such Capital Contributions consisted of (i) not less than 750 DVD Kiosks (the “Contributed DVD Kiosks”) valued at their acquisition costs plus installation costs incurred and paid by Ventures or its Affiliates; (ii) all leasehold improvements completed or to be completed for the primary purpose of enabling the installation of the Contributed DVD Kiosks, valued at actual costs incurred and paid by Ventures or its Affiliates; provided, however, that all such leasehold improvements shall remain intact at all McDonald’s restaurants after the Contributed DVD Kiosks have been removed from such locations; and (iii) third-party advertising costs incurred and paid through December 1, 2005 by McDonald’s USA or its franchisees or Affiliates to support the launch of DVD Kiosks in the Test Markets. Ventures has delivered to Coinstar a statement of its prior Capital Contributions to the Company, certified by its Chief Investment Officer, confirming that the aggregate value of its prior Capital Contributions (computed consistent with the guidelines noted above) equals or exceeds $18,000,000. Such Capital Contributions include the Capital Contributions from Ventures to the Company pursuant to that certain Contribution and Assumption Agreement, dated as of January 1, 2005, between McDonald’s Corporation, Ventures and the Company, and that certain Second Contribution and Assumption Agreement, dated as of July 1, 2005, by and among McDonald’s Corporation, Ventures and the Company. In exchange for all such Capital Contributions, the Company has issued to Ventures 97.62342 Class A Interests, 10 of which were Transferred to the GARB Members and issued directly to GARB as provided in Section 2.01 of the Share Purchase Agreement. Subsequently, such Class A Interests have been split so that as of December 1, 2005, Ventures holds 3,594,409 Class A Interests and GARB holds 410,211 Class A Interests.
          (b) Ventures acquired all of the outstanding capital stock of GAM under the Share Purchase Agreement and, following such acquisition, GAM contributed to the Company all of its assets, property and intellectual property in exchange for 18 Class A Interests, pursuant to that certain Contribution and Assumption Agreement, dated as of July 31, 2005, by and between GAM and the Company. Such Class A Interests have been split so that as of December 1, 2005, GAM holds 738,380 Class A interests.
          (c) On December 1, 2005, Coinstar made a Capital Contribution to the Company of cash in the amount of $20,000,000 and shall make an additional Capital Contribution of $12,000,000 on December 1, 2006, if all of the conditions specified in Section 2.01(c) of the LLC Interest Purchase Agreement are satisfied. In exchange for such Capital Contributions (including the additional Capital Contribution), the Company has issued to Coinstar 4,257,000 Class A Interests, representing 47.30% of the outstanding Class A Interests as of December 1, 2005 (when taking into account the newly-issued Class A Interests to Coinstar, the other Class A Interests held by Ventures, GARB and GAM and the split of such Class A Interests). Whether Coinstar is required to make the additional Capital Contribution to the Company will not affect the number of Class A Interests that Coinstar holds.

          SECTION 3.02. Interest Certificates.
          (a) As of December 1, 2005, the Company has authorized the issuance of 9,000,000 Class A Interests. The Company is not authorized to issue any additional Class A Interests unless such issuance is authorized by action of the Board of Managers taken pursuant to Section 6.03(a). All of the authorized Class A Interests have been issued and are outstanding, are fully-paid and are not subject to further assessments (except in the case of the Class A Interests held by Coinstar, which are subject to an additional assessment as provided in Section 3.01(c)), are represented by Class A Interest Certificates and are held by the Members in the following amounts:
(i)	3,594,409 Class A Interests are held by Ventures;

(ii)	4,257,000 Class A Interests are held by Coinstar;

(iii)	738,380 Class A Interests are held by GAM; and

(iv)	410,211 Class A Interests are held by GARB.
          (b) The Company shall also be authorized to issue, from time to time, Class B Interests, provided that the issuance of such Class B Interests has been authorized by action taken by the Board of Managers; and provided further, that an issuance of such Class B Interests may not be made if it would result in the Company being treated as an association taxable as a corporation under Section 7704(b) of the Code. Any Class B Vested Interests issued by the Company may be represented by a Class B Interest Certificate. As soon as practicable after December 1, 2005, the Company will issue 1,000,000 Class B Interests to REEIP. Under this Agreement, the Company will make distributions and tax allocations only with respect to Class B Vested Interests, and will make no such distributions and tax allocations with respect to unvested Class B Interests.
          (c) Each Interest shall be personal property for all purposes and shall constitute a “security” within the meaning of, and shall be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.
          (d) The Company shall maintain books for the purpose of registering the Transfer of any Interests. No Transfer of an Interest shall be effective until the Transfer of the Interest is registered upon the books maintained for that purpose by or on behalf of the Company.
          (e) Upon the Member’s Transfer in accordance with the provisions of this Agreement of any or all of the Interests represented by a certificate, the transferee shall deliver such certificate to the Company for cancellation (endorsed on the reverse side thereof or endorsed on a separate document), and, upon the Company’s registering the Transfer on books maintained for that purpose, the Company shall issue a new certificate to the transferee for the number of Interests being Transferred and, if applicable, cause to be issued to the transferor Member a new certificate for that number of Interests that were represented by the canceled certificate and that are not being Transferred; provided, however, the Company shall have no duty to register the Transfer unless the requirements of Section 8-401 of the Uniform Commercial Code as in effect in the State of Delaware are satisfied.
          (f) Notwithstanding any provision of the Agreement to the contrary, the provisions of this Agreement relating to the validity and Transfers of the Interests, including restrictions on Transfers and registration of Transfers (collectively, the “Transfer Provisions”), shall be construed to the maximum extent possible to comply with Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. 8-101 et seq.) (“Article 8”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of the Transfer Provisions shall be invalid or unenforceable under Article 8, such invalidity shall not invalidate all of the Transfer Provisions. In that case, the Transfer Provisions shall be construed to limit any term or provision so as to make it valid or enforceable within the requirements of Article 8, and, in the event such term or provision cannot be so limited, the Transfer Provisions shall be construed to omit such invalid or unenforceable provision.
          (g) At the request of any Member and if such pledge is permitted by this Agreement, any certificate representing Interests shall reflect that such Member’s Interest has been pledged as collateral to secure certain obligations. Such certificate shall expressly provide that the Member’s Interest is a “security” as defined in and governed by Article 8 of the Uniform Commercial Code of the State of Delaware.
          (h) The Class A Interest Certificates and the Class B Interest Certificates issued prior to the date of this Agreement shall bear the following legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON THE TRANSFER OF SUCH SECURITIES CONTAINED IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED THROUGH THE DATE HEREOF (THE “LIMITED LIABILITY COMPANY AGREEMENT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO THE LIMITED LIABILITY COMPANY AGREEMENT AND PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.”
The Class A Interest Certificates and the Class B Interest Certificates issued on or after the date of this Agreement shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON THE TRANSFER OF SUCH SECURITIES CONTAINED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, AS AMENDED OR RESTATED FROM TIME TO TIME (THE “LIMITED LIABILITY COMPANY AGREEMENT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO THE LIMITED LIABILITY COMPANY AGREEMENT AND PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.”
     (i) The Class A Interest Certificates held by GARB shall bear the following additional legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON THE TRANSFER OF SUCH SECURITIES CONTAINED IN THE PLEDGE AGREEMENT, DATED AS OF JULY 1, 2005, BY AND BETWEEN MCDONALD’S VENTURES, LLC AND GARB, LLC (THE “PLEDGE AGREEMENT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO THE PLEDGE AGREEMENT.”
          SECTION 3.03. Guarantees. No Member nor any of its “related persons” (as defined in Section 1.752-4(b) of the Regulations) shall personally guarantee or otherwise provide credit support for any indebtedness or Liabilities of the Company unless the Board of Managers has provided its prior written consent to the Member or its related person making the guarantee or credit support. Notwithstanding any provisions to the contrary contained in this Agreement, if any Member or any of its “related persons” guarantees or otherwise provides credit support for any Liability of the Company, and such guarantor makes any payment in connection with such guarantee or credit support, such payment shall be treated as a demand loan from the guarantor to the Company, bearing interest at eight percent (8%) per annum, compounded annually, and thereafter the Company shall make no Distributions to the Members until it has repaid the outstanding principal balance, together with accrued but unpaid interest, on the loan made in connection with the guarantee or credit support; provided, however, that no Member shall be required to contribute money or property to the Company to enable the Company to satisfy its obligation to reimburse the guarantor or Person who provided credit support.
          SECTION 3.04. Additional Contributions.
          (a) After December 1, 2005, no Member shall be obligated to make additional Capital Contributions, other than Coinstar’s additional contribution of $12,000,000 pursuant to Section 2.01(b) of the LLC Interest Purchase Agreement, if required to be made thereunder, or be obligated to make loans or advance funds to the Company for any purpose. If Coinstar makes the additional $12,000,000 Capital Contribution to the Company, such amount shall be credited to Coinstar’s Capital Account, but the Company shall not issue to Coinstar any additional Class A Interests as a result of such Capital Contribution.
          (b) If the Board of Managers, pursuant to action taken under Section 6.03(a), determines that it is in the best interest of the Company to raise capital through the sale of additional Class A Interests, the Board of Managers may, without the consent of any of its Members, authorize the issuance of additional Class A Interests at such prices, and upon such terms, as the Board of Managers may stipulate. Each Member holding Class A Interests shall have the preemptive right to purchase its pro rata share of such offering as provided in Section 8.04.
          SECTION 3.05. Withdrawal of Capital; Limitation on Distributions. No Member shall be entitled to withdraw any part of its Capital Contributions to, or receive Distributions from, the Company, except as provided in Sections 5.01 and 9.02.
          SECTION 3.06. Capital Accounts.
          (a) The Capital Account of each Member shall be maintained in accordance with the following provisions:
     (i) Each Member’s Capital Account shall be increased by the amount of any cash and the Contribution Value of any other property contributed to the Company by such Member, any Profits or gross items thereof allocated to such Member pursuant to Section 4.01 and the amount of any Company Liabilities assumed by such Member or secured by any Property distributed to such Member.
     (ii) Each Member’s Capital Account shall be decreased by the amount of cash and the gross fair market value of any other Property distributed to such Member pursuant to any provision of this Agreement, any Losses or gross items thereof allocated to such Member pursuant to Section 4.01 (including the Member’s share of expenditures described in Section 705(a)(2)(B) of the Code) and the amount of any Liabilities of such Member assumed by the Company or Liabilities of such Member that are secured by any Property contributed to the Company.
     (iii) In the event any Member’s Interests (or portion thereof) are Transferred in accordance with the terms of this Agreement (other than a Transfer of Class B Interests to a holder of REEIP Class B Interests pursuant to the terms of the REEIP LLC Agreement), the transferee shall succeed to the Capital Account of such Member to the extent such Capital Account relates to the Transferred Interests (or portion thereof).
     (iv) In the event that REEIP Transfers any Class B Interests to a holder of REEIP Class B Interests pursuant to a redemption or exchange of some or all of such holder’s REEIP Class B Interests pursuant to the terms of the REEIP LLC Agreement, such holder shall succeed to a portion of the Capital Account of REEIP determined by reference to the ratio of (x) the portion of the REEIP Capital Account of such holder that is attributable to the transferred REEIP Class B Interests over (y) the total of all REEIP Capital Accounts.
          (b) For purposes of determining the Capital Account balance of each Member holding Class A Interests, the Members have agreed that, on December 1, 2005, (i) Ventures’ Capital Account balance is $27,019,278, (ii) Coinstar’s Capital Account balance is $20,000,000, (iii) GAM’s Capital Account balance is $5,550,428, and (iv) GARB’S Capital Account balance is $3,083,571. If, on or prior to December 1, 2006, the Company does not satisfy the conditions set forth in Section 2.01(c) of the LLC Interest Purchase Agreement obligating Coinstar to make the additional $12,000,000 Conditional Cash Contribution (the “Funding Milestones”), the Capital Account balances of Ventures, GAM and GARB shall, in the aggregate, be immediately reduced by an amount equal to $13,369,979, with such aggregate reductions to be allocated as follows: a $10,132,229 reduction to the Capital Account balance of Ventures; a $2,081,411 reduction to the Capital Account balance of GAM; and a $1,156,339 reduction to the Capital Account balance of GARB. Such reductions in Capital Account balances are in recognition of the mutual acknowledgment and agreement of the Members that the Company’s value was overstated as of December 1, 2005 if the Funding Milestones are not satisfied by December 1, 2006. The Members agree that if Coinstar contributes an additional $12,000,000 to the Company pursuant to the LLC Interest Purchase Agreement, Coinstar’s Capital Account balance on the date of such contribution will increase by $12,000,000. If the Funding Milestones are not satisfied, appropriate adjustments shall be made, retroactive to December 1, 2005, to the Members’ Capital Accounts and shares of Profits and Losses in order to adjust such amounts for purposes of sections 704(b) and (c) of the Code and sections 1.704-1 through 1.704-4 of the Regulations to reflect a fair market value of the Company immediately following the $20,000,000 Capital Contribution required by Section 3.01(c) of this Agreement equal to $42,283,298.
          (c) The Company shall make all necessary adjustments to the Capital Account of each Member as required by the capital account rules of Section 704(b) of the Code and the Regulations thereunder, including the adjustments required by Section 1.704-1(b)(2)(iv)(g) of the Regulations for contributions and revaluations of Property in order to reflect the difference between the book value and the adjusted tax basis of Property at the time of such contributions and/or revaluations.
          (d) The Capital Accounts of the Members shall be adjusted in accordance with Section 1.704-1(b)(2)(iv)(f) of the Regulations to reflect the fair market value of the Property upon (i) the acquisition of additional Interests in the Company by any new or existing Member (whether in exchange for property or services); (ii) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for all or a portion of the Member’s Interests; (iii) the withdrawal of a Member; and (iv) the liquidation of the Company. Consistent with the Amended and Restated Limited Liability Company Agreement, dated as of July 1, 2005, of the Company, the Capital Accounts of the Members have been adjusted to the amounts set forth in Section 3.06(b) upon the acquisition by Coinstar of Class A Interests in the Company in accordance with Section 3.01(c), assuming for this purpose that the fair market value of the Company for purposes of this Section 3.06(d) shall be $67,653,277 and further that such value may be reduced by $25,369,979 to $42,283,298, in the manner prescribed in Section 3.06(b) if the Funding Milestones are not satisfied as of December 1, 2006.

          (e) All elections, decisions and other matters concerning the allocation of Profits and Losses among the Members, and accounting procedures, not specifically and expressly provided for by the terms of this Agreement shall be determined by the Board of Managers in good faith. Such determination made in good faith by the Board of Managers shall, absent manifest error, be final and conclusive as to all Members.
          (f) In the event of a Transfer of a Member’s Interests permitted under Article VIII, at the request of the Member acquiring such Interests (or its successor in interest) that the Company make an election under Section 754 of the Code, if such election would not materially adversely affect the interests of the other Members, the Board of Managers may, in its sole discretion, cause the Company to make such election (which election, unless properly revoked, will, in accordance with Section 754 of the Code and the Regulations thereunder, be binding with respect to all subsequent acquisitions of Interests and with respect to certain Transfers of Property by the Company).
          (g) If any Class B Interests are forfeited pursuant to Section 5.06, any Capital Account relating to such forfeited Class B Interests shall be reallocated to the remaining Members in accordance with their Ownership Percentages.
          (h) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Regulations under Section 704(b) of the Code and shall be interpreted and applied in a manner consistent with such Regulations. The Board of Managers shall be authorized to make appropriate amendments to the allocations of items pursuant to this Section 3.06 and the other provisions of this Agreement if necessary to comply with Section 704 of the Code or applicable Regulations thereunder.
          SECTION 3.07. Admission of New Members. A Person (other than a transferee of an existing Member’s Class A Interests, which shall be subject to Section 8.01, and other than a Redeemed Employee holder of a Class B Interest, which shall be subject to Section 5.05) shall be admitted to the Company as a Member only (a) with the approval of, and subject to its making such Capital Contributions to the Company and satisfying such other requirements as may be established by, the Board of Managers and (b) after such Person executes this Agreement, an amended and restated version of this Agreement, a counterpart hereof or thereof or a joinder agreement to this Agreement (in a form reasonably acceptable to the Board of Managers) whereby such Person agrees to become a party to and be bound by the provisions of this Agreement or an amended and restated version of this Agreement.
          SECTION 3.08. Class B Interests. The Company may issue vested or unvested Class B Interests to REEIP’ from time to time in an amount approved by the Board of Managers in accordance with Section 6.03; provided, however, that under no circumstances may the Company issue Class B Interests if such Class B Interests (when fully vested), when added to the Class B Interests that would be outstanding if all Class B Interests were fully vested, would represent more than ten percent (10%) of the outstanding Interests. The Class B Interests shall have no voting rights.

ARTICLE IV
ALLOCATIONS
          SECTION 4.01. Allocation of Profits and Losses.
          (a) Except as otherwise provided in this Agreement, (i) Profits for any Fiscal Year shall be allocated, first, to the Members holding Class A Interests in accordance with their Class A Ownership Percentages, until the aggregate amount of Profits and Losses allocated to each Member holding Class A Interests under this Section 4.01(a) is at least equal to the aggregate Percentage Preferred Return through the end of such Fiscal Year, and then, second, to all Members in accordance with their Ownership Percentages; and (ii) Losses for any Fiscal Year shall be allocated, first, to the Members holding Class B Vested Interests in accordance with their Class B Ownership Percentages, until each of their Capital Accounts has been reduced to zero, second, to the Members holding Class A Interests in accordance with their Class A Ownership Percentages, until each of their Capital Accounts has been reduced to zero, and then, third, to all Members in accordance with their Ownership Percentages. In the event of a Transfer of all or a portion of a Member’s Class A Interests or Class B Vested Interests during any Fiscal Year, Profits or Losses, as the case may be, shall be allocated, for both accounting and Tax purposes, between the transferor and transferee Member in accordance with each Member’s weighted Class A Ownership Percentages or Class B Ownership Percentages for such Fiscal Year.
          (b) Notwithstanding any provision set forth in this Section 4.01, no item of deduction or loss shall be allocated to a Member to the extent such allocation would cause a negative balance in such Member’s Capital Account (after taking into account the adjustments, allocations and distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations) that exceeds the amount that such Member would be obligated to restore to the Company pursuant to this Agreement or under applicable law or is deemed to be obligated to restore under Section 1.704-2(g)(1) or Section 1.704-2(i)(5) of the Regulations. In the event that some but not all of the Members would have such excess Capital Account deficits as a consequence of such an allocation of loss or deduction, the limitation set forth in this Section 4.01(b) shall be applied on a Member by Member basis so as to allocate the maximum permissible deduction or loss to each Member holding Interests without such excess deficits under Section 1.704-1(b)(2)(ii)(d) of the Regulations. In the event any loss or deduction shall be specially allocated to any Member pursuant to the preceding sentence, an equal amount of subsequent income of the Company shall be specially allocated to such Member prior to any allocation pursuant to Section 4.01(a).
          (c) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, as quickly as possible, any deficit balance in its Capital Account in excess of that permitted under Section 4.01(b) created by such adjustments, allocations or distributions. Any special allocations of items of income or gain pursuant to this Section 4.01(c) shall be taken into account in computing subsequent allocations pursuant to this Article IV, so that the net amount of any items so allocated and all other items allocated to each

Member pursuant to this Article IV shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article IV if such unexpected adjustments, allocations or distributions had not occurred.
          (d) In the event that the Company incurs any nonrecourse liabilities (within the meaning of Section 1.752-1(a)(2) of the Regulations), such liabilities and the nonrecourse deductions (within the meaning of Section 1.704-2(b)(1) of the Regulations) attributable to such liabilities shall be allocated among the Members holding Class A Interests in accordance with their Class A Ownership Percentages, and income and gain shall be allocated in accordance with the “minimum gain chargeback” provisions of Sections 1.704-1(b)(4)(iv) and 1.704-2(f) of the Regulations. The items so allocated pursuant to the previous sentence shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. Solely for purposes of determining the proportionate share of the “excess nonrecourse liabilities” of the Company (within the meaning of Section 1.752-3(a)(3) of the Regulations) in respect of a Member holding Class A Interests, such Member’s interest in the Profits will be in proportion to its Class A Ownership Percentage.
          (e) In the event that the Company incurs any Member Nonrecourse Debt, any Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be specially allocated to the Member who bears the economic risk of loss with respect to such Member Nonrecourse Debt in accordance with Section 1.704-2(i)(1) of the Regulations, and income and gain shall be allocated in accordance with the “partner minimum gain chargeback” provisions of Sections 1.704-1(b)(4)(iv) and 1.704-2(i) of the Regulations. The items so allocated pursuant to the previous sentence shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations.
          SECTION 4.02. Tax Allocation. For U.S. federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Members in accordance with the allocations of the corresponding items for Capital Account purposes under Article III and this Article IV, except that items with respect to which there is a difference between tax and book basis (including inventory) will be allocated in accordance with Section 704(c) of the Code and Section 1.704-3(d) of the Regulations using the remedial method. For the avoidance of doubt, any Section 704(c) gain will be measured by the fair market value of the Company as determined in accordance with Section 3.06 of this Agreement.
ARTICLE V
DISTRIBUTIONS
          SECTION 5.01. Distributions.
          (a) Except as otherwise set forth herein, Distributions to the extent of positive Net Cash Flow with respect to Interests in the Company shall be made at such times and in such amounts as the Board of Managers shall determine pursuant to Section 6.03(a) in its sole discretion; provided that Distributions shall be allocated as follows:

     (i) First, Distributions shall be made to Members holding Class A Interests, in proportion to their respective Preferred Returns, as computed through the date of the Distribution, until the aggregate Distributions made by the Company pursuant to this Section 5.01(a) is equal to the Preferred Returns for the Class A Interests; subject to its exercise of discretion, the Board of Managers will make Distributions quarterly to the Members under this Section 5.01(a)(i); furthermore, any Distributions under this Section 5.01(a)(i) shall be first applied to offset the Percentage Preferred Returns on the outstanding Class A Interests and, only after such Percentage Preferred Returns have been paid in full, to return the Stated Value of the outstanding Class A Interests until such Stated Values are reduced to zero; and
     (ii) Thereafter, any remaining amounts shall be distributed to all Members holding Class A Interests and all Members holding Class B Vested Interests, pro rata in accordance with the number of such Members’ Class A Interests and Class B Vested Interests.
          (b) Notwithstanding Section 5.01(a), and subject to the maintenance by the Company of appropriate reserves and of sufficient funds for capital acquisitions and expenditures (as determined in good faith by the Board of Managers in its reasonable judgment), the Company (i) shall, to the extent practicable, make advances to Members sufficient to enable such Members (or their direct or indirect owners) to pay any Taxes attributable to their ownership of Interests; and (ii) may, to the extent practicable and so long as REEIP is a Member of the Company, pay or reimburse expenses incurred by REEIP in connection with the preparation of Tax returns and/or expenses incurred by REEIP’s tax matters partner in the course of performing its duties as the tax matters partner of REEIP. All such advances and payments shall be deducted from current or future amounts otherwise distributable to such Members pursuant to Section 5.01(a).
          (c) To the extent that the Company is required by law to withhold or to make Tax payments on behalf of or with respect to any Member (“Tax Payments”), the Board of Managers may cause such amounts to be withheld and such Tax Payments to be made as so required. Each Tax Payment made on behalf of a Member, plus interest thereon at a rate equal to the long-term applicable federal rate under Section 1274(d) of the Code, compounded annually, as of the date of such Tax Payment, shall, at the option of the Board of Managers, (i) be promptly paid to the Company by such Member (such payment not to constitute a Capital Contribution), or (ii) be deducted from current or future amounts otherwise distributable to such Member pursuant to Section 5.01(a). Each Member hereby agrees, to the extent permitted by applicable state and federal law, to reimburse the Company for any Liability with respect to Tax Payments required on behalf of or with respect to such Member.
          SECTION 5.02. Form of Distributions. Except as agreed to by the Members, all Distributions shall be made in cash. If there is any deduction from an amount otherwise distributable to a Member pursuant to Section 5.01(b) or (c), for all other purposes of this Agreement such Member shall be treated as having received the Distribution unreduced by the amount of the deduction.
          SECTION 5.03. Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any

Member on account of its Interests in the Company if such Distribution would violate Section 18-607 of the Act or other applicable law or cause a negative Capital Account or if such Distribution would deplete the Company’s cash reserves below levels deemed reasonable by the Board of Managers.
          SECTION 5.04. Distributions Upon Liquidation. Notwithstanding the foregoing provisions of this Article V, Distributions in liquidation of the Company shall be made in accordance with Section 9.02(a).
          SECTION 5.05. Redemption of Eligible Class B Vested Interests. On any date that REEIP redeems any Eligible REEIP Class B Vested Interests of a holder (the “Redeemed Employee”), the Company shall redeem the Eligible Class B Vested Interests of the Company held by the Redeemed Employee that were transferred by REEIP to the Redeemed Employee in the redemption of such Eligible REEIP Class B Vested Interests under the terms of the REEIP LLC Agreement, at a price per Eligible Class B Vested Interest equal to the fair market value of such Eligible Class B Vested Interest determined in accordance with the applicable REEIP Class B Interest Award Agreement and subject to the approval of the Board of Managers.
          SECTION 5.06. Forfeiture of Class B Interests. On any date that the employment of a member of REEIP with the Company is terminated and such REEIP member’s REEIP Class B Interests are to be forfeited, REEIP shall exchange such member’s REEIP Class B Interests (and such REEIP Class B Interests shall be forfeited pursuant to the terms of the REEIP LLC Agreement) for the same number of Class B Interests held by REEIP, which Class B Interests shall then be cancelled by the Company without payment to the former REEIP member of any amount therefor, and the Capital Account relating to such Class B Interests (which shall be equal to the amount of the REEIP Capital Account relating to the forfeited REEIP Class B Interests) shall be reallocated pursuant to the terms of Section 3.06(g).
ARTICLE VI
MANAGEMENT AND OPERATION OF THE COMPANY
          SECTION 6.01. Board of Managers.
          (a) Except as otherwise provided by this Agreement, the Company shall be managed by the Board of Managers established under this Section 6.01 (the “Board of Managers”), which shall have the full right and authority to manage the business and affairs of the Company. Except as authorized in writing by the Board of Managers or permitted by this Agreement, no Member or Representative, and no officer, shareholder, member, manager, director, employee or agent of any Member, shall directly or indirectly act as agent of the Company for any purpose, engage in any transaction, make any commitment, enter into any contract or incur any Liability in the name of the Company or in any other way hold itself out as acting for or on behalf of the Company. Any attempted action in contravention of the preceding sentence shall be null and void ab initio, and not binding upon the Company, unless ratified or authorized in writing by the Board of Managers; provided that if such action in contravention was with respect to a matter requiring the affirmative approval of all Representatives appointed by Members having a Class A Ownership Percentage equal to twenty-five percent (25%) or more, the ratification or authorization in writing of such action in contravention shall be by each such Representative.
          (b) The Board of Managers shall initially consist of four (4) individuals (the “Representatives”), but shall be expanded to five (5) Representatives if and when any Member acquires fifty-one percent (51%) or more of the outstanding Class A Interests. Each Representative shall be regarded as a “manager” under the Act.
          (c) As long as the Board of Managers consists of four (4) Representatives, each of Ventures and Coinstar shall have the right to appoint two (2) Representatives.
          (d) If, at any time during the term of the Company, any Member acquires additional Class A Interests so that such Member’s Class A Ownership Percentage is equal to fifty-one percent (51%) or more, the size of the Board of Managers shall automatically be increased, without the need of any further action by the Members, from four (4) to five (5) Representatives, and immediately thereafter the Member whose Class A Ownership Percentage is equal to fifty-one percent (51%) or more shall have the right to appoint three (3) of the Representatives and the other Member whose Class A Ownership Percentage is equal to twenty-five percent (25%) or more shall have the right to appoint two (2) Representatives.
          SECTION 6.02. Officers.
          (a) The Board of Managers may, from time to time, designate one or more Persons to be officers of the Company for a one (1) year term. Any officer so designated has such authority and shall perform such duties as the Board of Managers may, from time to time, delegate to them. The Board of Managers may assign titles to particular officers, and, unless the Board of Managers decides otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to (i) Section 6.03, which specifies certain actions that must be taken by the Board of Managers, and (ii) any specific delegation of authority and duties made to such officer by the Board of Managers pursuant to this Section 6.02. Each officer shall hold office for one year and until his successor shall be duly designated and shall qualify, or until his death, resignation or removal as provided in this Agreement. Any officer of the Company may be removed as such, with or without cause, by the Board of Managers whenever in its judgment the best interests of the Company will be served thereby. Any Person may hold any number of offices. No officer need be a Member, a Representative, a Delaware resident or a United States citizen. Designation of a Person as an officer of the Company shall not of itself create any contract rights and such officers shall be employees at will, unless otherwise expressly provided by written contracts between such Persons and the Company.
          (b) Any officer of the Company may resign as such at any time upon written notice to the Company. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Board of Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

          (c) Any vacancy occurring in any office of the Company may be filled by the Board of Managers.
          SECTION 6.03. Certain Specified Matters Requiring Approval.
          (a) Subject only to the restrictions in Section 6.03(b) and Section 6.03(c), the Board of Managers may, with the affirmative approval of a majority of the Representatives, take any action that the majority considers to be in the interest of the Company, and such action shall be binding upon all Members. The following constitute actions that require approval from the Board of Managers and may not be taken by any officer, unless such approval has first been obtained from the Board of Managers. Moreover, the Board of Managers may at any time add to, delete or modify the items identified in this Section 6.03(a), which require specific action by the Board of Managers hereunder before they may be undertaken by management on behalf of the Company, and such action (which in every case may be approved by a majority vote of the Representatives) shall not constitute an amendment to this Agreement requiring Member approval under Section 12.01, but if undertaken by the Board of Managers shall be set forth in written resolutions delivered to the Company’s officers and included in the Company’s books and records. Until subsequent action is taken by the Board of Managers to modify the items below, it is agreed and confirmed that none of the following actions may be taken by the Company’s management unless first approved by a majority vote of the Representatives:
     (i) Reasonably determine the salary and other compensation of its officers;
     (ii) Make any Distributions pursuant to Section 5.01;
     (iii) Increase the Stated Value of the Class A Interests;
     (iv) Make any determination pursuant to Section 3.06(e);
     (v) Admit any new Members pursuant to Section 3.07, provided that admission of any new Member that owns or operates a restaurant business or has Affiliates that own or operate a restaurant business shall require approval under Section 6.03(b);
     (vi) Determine that time is of the essence pursuant to Section 8.04 (with respect to the issuance of any New Securities);
     (vii) Specify the authority and duties of any officer of the Company;
     (viii) Enter into, amend, modify, renew or terminate any real property lease the term of which extends beyond five (5) years;
     (ix) Commence or settle any Proceeding brought by or on behalf of, or against, it involving any claims or payments in excess of $50,000 or which involves nonmonetary issues of material significance to the Company;
     (x) Approve a budget for capital acquisitions and expenditures, general and administrative expenses and other financial commitments of the Company;

     (xi) Enter into, amend, modify, renew or terminate any contract or long-term commitment for the purchase of material supplies that: (A) is not in the ordinary course of business or (B) contains commitments that can reasonably be expected to exceed $100,000 in any Fiscal Year;
     (xii) Sell, lease or dispose of any Property outside of its ordinary course of business or in excess of $100,000 in any twelve (12) month period (except in connection with a liquidation in accordance with Article IX);
     (xiii) Acquire any fee interest in any real property;
     (xiv) Create any Subsidiary or Affiliate of the Company;
     (xv) Borrow money for a term that extends beyond five (5) years or in a principal amount in excess of $100,000 but less than $5,000,000 in the aggregate or issue any evidence of indebtedness therefor;
     (xvi) Adopt, or make material changes to, its internal controls or accounting principles, policies and practices;
     (xvii) Appoint, dismiss or replace its external accounting and Tax consultants;
     (xviii) Permit the encumbrance of any Property with any Lien other than a Permitted Lien;
     (xix) Issue any new Class A Interests;
     (xx) Assign any values to any Class B Interests;
     (xxi) Change the method or means by which the Company processes credit or debit card transactions; or
     (xxii) Take any other action on behalf of the Company specified by this Agreement or the Board of Managers as requiring the approval of the Board of Managers other than action that requires the unanimous approval of all Representatives appointed by Members having a Class A Ownership Percentage equal to twenty-five percent (25%) or more pursuant to Section 6.03(b) or the approval of certain Representatives pursuant to Section 6.03(c).
          (b) The affirmative approval of all Representatives appointed by Members having a Class A Ownership Percentage equal to twenty-five percent (25%) or more shall be required to cause or permit the Company to do any of the following or to add to, delete or modify the items identified in this Section 6.03(b):
     (i) Authorize any redemption of Interests (other than any redemptions of Eligible Class B Vested Interests pursuant to Section 5.05);

     (ii) Determine the Contribution Value of any non-cash contribution to the Company;
     (iii) Consummate any Organic Change with respect to the Company, other than a transaction effectuated by an Offeree Party under Section 8.06(c);
     (iv) Issue any Interests with rights superior to the Class A Interests, provided that if neither Ventures nor its Affiliates hold any Interests in the Company, Interests with rights superior to the Class A Interests may be issued upon the affirmative approval of the Board of Managers pursuant to Section 6.03(a);
     (v) Consent to any pledge, grant of a security interest, or other encumbrance of any or all of the Interests of any Member; provided, however, that such consent is not required to permit any Member to pledge part or all of its Interests to the extent permitted under Section 8.01(a);
     (vi) Admit any new Members that own or operate a restaurant business or that have any Affiliates that own or operate a restaurant business pursuant to Section 3.07;
     (vii) Compensate any Member for any services provided to or expenses incurred on behalf of the Company pursuant to Section 6.05(a);
     (viii) Borrow money or issue any evidence of indebtedness therefor in an aggregate principal amount in excess of the greater of (A) $5,000,000 and (B) three (3) times EBITDA for the immediately preceding fiscal year;
     (ix) Amend the Certificate;
     (x) Commence a voluntary case under any chapter of the Federal Bankruptcy Code, or consent to the commencement of an involuntary case against it under the Federal Bankruptcy Code, or dissolve or liquidate the Company except in accordance with this Agreement;
     (xi) Issue equity securities to a commercial lender or lessor;
     (xii) Authorize the Company to engage in any business or activities other than the automated DVD-vending business and other than activities reasonably incidental to the automated DVD-vending business;
     (xiii) Enter into any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization, except to the extent required by law;
     (xiv) Authorize a guarantee pursuant to Section 3.03;
     (xv) Secure any of the Liabilities of the Company by mortgage or pledge of any of its Property or Profits other than in the ordinary course of business;

     (xvi) Cause the Company to guaranty the Liabilities of any other Person, other than those of Subsidiaries or Affiliates through which the Company conducts its business activities;
     (xvii) Appoint, dismiss or replace its independent auditors;
     (xviii) Settle any Tax dispute that could result in additional Taxes to the Company in excess of $10,000 or to any Member in excess of $5,000;
     (xix) Specify an alternate method of allocation under Section 4.02; or
     (xx) Change the Tax status of the Company from that described in Section 7.02(a).
          (c) Any transaction or agreement between the Company and Coinstar or any of its Affiliates shall require the approval of the Representatives appointed by Ventures, and any transaction or agreement between the Company and Ventures or any of its Affiliates shall require the approval of the Representatives appointed by Coinstar. Notwithstanding the foregoing, the Members hereby approve and acknowledge that the Company is entering into each of the Related Party Transactions, and no further consent from any Member or the Board of Managers is required to make such obligations binding upon the Company.
          (d) Any action taken by the Board of Managers pursuant to this Section 6.03 shall be binding upon all Members, and may be relied upon, for all purposes, by Persons transacting business with the Company.
          SECTION 6.04. Meetings of the Board of Managers; Quorum and Majority Requirements.
          (a) The Board of Managers shall hold a regular meeting (i) six (6) times in the period between December 1, 2005 and December 1, 2006, and (ii) not less than four (4) times per year thereafter, unless the Board of Managers otherwise decides. Special meetings of the Board of Managers may be held at any time and shall be called by the secretary of the Board of Managers (the “Secretary”), who shall be appointed in accordance with Section 6.04(e), at the written request of any of the Representatives. Meetings of the Board of Managers may be held at the principal office of the Company, or at such other reasonable place as shall be designated in the notice of such meeting. Any business may be transacted, and any Company action may be taken, at any regular or special meeting of the Board of Managers at which a quorum (as defined in Section 6.04(d)) is present, whether such business or proposed action was stated in the notice of such meeting or not.
          (b) Meetings of the Board of Managers, whether regular or special, shall be convened by a written notice from the Secretary sent to all Representatives at least ten (10) days prior to the date of the meeting, at their last address as formally notified to the Company and as indicated in the records of the Company. The notice of a Board of Managers meeting shall include the date, time, venue and agenda for the meeting. Attendance by a Representative at, or his or her participation in, a meeting shall constitute a waiver of notice of such meeting and shall be counted as to whether there is a quorum for the meeting, unless the Representative at the beginning of the meeting (or promptly upon his or her arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.
          (c) Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if a written consent to that effect is sent to all Representatives prior to the effectiveness of the written consent and such written consent is signed by the number and identity of Representatives necessary to take such action under the terms of this Agreement. Representatives may participate in a meeting of the Board of Managers by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.
          (d) A quorum shall exist for the purposes of conducting business at a meeting of the Board of Managers, whether regular or special, when at least three (3) Representatives (at least one of whom is appointed by each Member having a Class A Ownership Percentage equal to twenty-five percent (25%) or more) are present or represented by proxy. Except as expressly set forth herein, the Board of Managers shall act on any matter considered by it by the affirmative vote of a majority of the Representatives entitled to vote on such matter.
          (e) A Representative or other individual chosen by the Board of Managers shall serve as Secretary of the Board of Managers meetings, and shall draw up the minutes of each meeting, which shall include the names of all those present, the matters considered and the decisions taken.
          (f) The Board of Managers may appoint one of its members Chairman, who shall preside at all meetings and vote as a regular member of the Board of Managers, but who shall not have any additional voting power or any right to break ties or deadlocks of the Board of Managers.
          (g) The President or Chief Executive Officer of the Company may observe all regular and special meetings of the Board of Managers, but shall (unless designated as a Representative) have no right to vote at or participate in such meetings.
          SECTION 6.05. Compensation, Reimbursement and Expenses.
          (a) Except as otherwise provided in this Agreement or a separate written agreement approved by the affirmative vote of all Representatives appointed by Members having a Class A Ownership Percentage equal to twenty-five percent (25%) or more, no Member shall receive any compensation for services rendered to or on behalf of the Company nor shall any Member be reimbursed for any expenses incurred by such Member on behalf of the Company.
          (b) Notwithstanding Section 6.05(a) above, each Representative shall be entitled to reimbursement by the Company for reasonable expenses incurred while managing the Company, including attending meetings of the Board of Managers. Any additional amount that each Representative shall be entitled to receive as compensation for such Representative’s services as such shall be fixed from time to time by Members holding a majority of the Class A Interests.

          SECTION 6.06. Liability of the Board of Managers and Officers.
          (a) No Representative or officer shall have any Liability under this Agreement or under the Act except as provided herein or as required by the Act. Except as required by the Act, the Liabilities of the Company, whether arising in contract, tort or otherwise (including those arising as member, owner or shareholder of another company, partnership or entity), shall be solely the Liabilities of the Company, and no Representative or officer shall be obligated personally for any such Liability of the Company solely by reason of acting as a Representative or officer of the Company. No Representative or officer shall be liable for any Liabilities, whether arising in contract, tort or otherwise, of any Member or any other Representative or officer.
          (b) To the extent that, at law or in equity, any Representative or officer has duties (including fiduciary duties) and Liabilities relating thereto to the Company or to another Representative or officer, (i) the Representative or officer acting under this Agreement shall not be liable to the Company or to any Member or any other Representative or officer for the Representative’s or officer’s good faith reliance on the provisions of this Agreement; and (ii) the Representative’s or officer’s duties and Liabilities are restricted by the provisions of this Agreement to the extent that such provisions restrict the duties and Liabilities of the Representatives or officers otherwise existing at law or in equity.
          (c) No Representative or officer shall be liable to the Company or any Member for any act or omission based upon errors of judgment, negligence or other fault, or any breach of any fiduciary duty as a Representative or officer, in connection with the business or affairs of the Company unless such Representative or officer would not be entitled to indemnification for such action, failure to act or breach under Section 10.01 were such Representative or officer to seek indemnification thereunder.
ARTICLE VII
CERTAIN OTHER AGREEMENTS OF THE MEMBERS
          SECTION 7.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each Member shall use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary or desirable in order to consummate the transactions and fulfill all obligations contemplated by or set forth in this Agreement.
          SECTION 7.02. Company Records; Tax Matters.
          (a) The Members intend that the Company will be treated as a partnership for U.S. federal, state and local Tax purposes and agree not to take any position or make any election, in a Tax return or otherwise, inconsistent with the treatment of the Company as a partnership for such purposes; provided, however, that the Company, with the approval of each Member having a Class A Ownership Percentage equal to twenty-five percent (25%) or more, may elect to have the Company taxed as an entity taxable as a corporation. The Company shall not be a partnership (including a general partnership or a limited partnership) or joint venture for any purposes other than U.S. federal, state and local Tax purposes, and this Agreement shall not be construed to suggest otherwise.
          (b) The Members agree that, for so long as Coinstar or an Affiliate of Coinstar has a Class A Ownership Percentage equal to twenty-five percent (25%) or more, Coinstar shall be the “Tax Matters Partner” of the Company as such term is defined in Section 6231(a)(7) of the Code and in any similar capacity under the Tax laws of any state or other jurisdiction having Taxing jurisdiction over the Company. The Tax Matters Partner shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Partner shall (i) direct the Company’s officers, at the Company’s expense, to prepare and properly file all Tax Returns of the Company with the appropriate Taxing authorities; (ii) notify the other Members, within thirty (30) Business Days after it receives any notice from the IRS or any state, local or foreign Taxing authority, of any administrative or judicial Proceedings with respect to an examination of, or proposed adjustments to, the income, deductions, gains, losses or credits of the Company; and (iii) provide each Member (at such Member’s own expense) with the opportunity to participate in all administrative and judicial proceedings in which the Company may be involved. The Tax Matters Partner shall be entitled to reimbursement from the Company for reasonable costs it incurs in performing its duties as the Tax Matters Partner. Unless otherwise provided for herein, the Tax Matters Partner shall make all Tax elections on behalf of the Company; provided, that the Tax Matters Partner will make any permissible Tax election requested by any Member, unless such election could have a material adverse effect on any other Member. The Tax Matters Partner shall not (x) take any action in connection with any audit or Proceeding; (y) enter into any agreement with the IRS or any state, local or foreign Taxing authority with respect to any audit or Proceeding; or (z) take any action contemplated by Sections 6222 through 6231 of the Code that may have a material adverse impact on the other Members having a Class A Ownership Percentage equal to twenty-five percent (25%) or more without their express prior written consent or the approval of the Board of Managers pursuant to Section 6.03(b).
          (c) Each Member shall notify the other Members, within thirty (30) Business Days, after it receives any information document request from the IRS or any state, local or foreign Tax authority, relating to such Member’s Interests.
          (d) In addition to any indemnification provided by Article X of this Agreement, the Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless Coinstar, its Affiliates and their respective shareholders, officers, directors, members, managers, agents and employees, and each Representative from, against and in respect of any Liabilities arising out of or in connection with Coinstar’s duties as the Tax Matters Partner of the Company, except to the extent that it is finally judicially determined that such Liabilities arose out of or were related to actions or omissions constituting bad faith, fraud, violation of law or intentional misconduct. The Company shall reimburse Coinstar for its reasonable legal and other expenses incurred in connection with defending any claim with respect to such Liabilities if Coinstar shall agree to reimburse promptly the Company for such amounts if it is finally judicially determined that Coinstar was not entitled to indemnity hereunder.

          (e) Each Member represents and warrants that such Member has not made an election to treat the Company as taxable as a corporation for U.S. federal, state, local or foreign income tax purposes.
          (f) In the event that Proposed Treasury Regulation Section 1.83-3(1) is finalized and becomes effective, (i) the Members intend that the Company will comply with the safe harbor described therein and in IRS Notice 2005-43, to the extent that the revenue procedure proposed in such Notice is finalized and becomes effective, with respect to the issuance of any Class B Interests and (ii) the Members agree that (A) the Company must prepare a document, executed by the Tax Matters Partner, stating that the Company is electing, on behalf of the Company and each of its Members, to have the safe harbor apply irrevocably as of the stated effective date with respect to all Interests transferred in connection with the performance of services while the safe harbor election remains in effect and attach the document to the tax return for the Company for the taxable year that includes the effective date of the election; (B) the Company is authorized and directed to elect the safe harbor; and (C) the Company and each of its Members (including any person to whom an Interest is transferred in connection with the performance of services) agrees to comply with all requirements of the safe harbor with respect to all Interests transferred in connection with the performance of services while the election remains effective. An election made under this Section 7.02(f)(ii)(A) may not be terminated by any Member on behalf of the Company.
          (g) To the extent that Proposed Treasury Regulation Sections 1.704-1(b)(2)(iv)(b)(1), 1.704-1(b)(2)(iv)(f)(5)(iii), 1.704-1(b)(4)(xii) and 1.704-1(b)(5) Example 29 are finalized and become effective, this Agreement will be deemed to include all provisions required under such Proposed Treasury Regulation sections so that any allocation of the Company’s items of income, gain, loss, deduction and credit to a holder of a Class B Vested Interest will have economic effect.
          SECTION 7.03. Reports.
          (a) As early as practicable, but in no event later than fifteen (15) days after the close of each month, the Company shall deliver to all Members having an Ownership Percentage equal to four percent (4%) or more a detailed income statement, a cash flow statement and balance sheet for the Company for such month and as of the end of such month, certified by the Company as fairly presenting the financial condition and results of operations of the Company at and for the periods indicated therein.
          (b) The Company shall deliver to all Members having an Ownership Percentage equal to four percent (4%) or more financial statements for the Company for each Fiscal Year within sixty (60) days of the end of such Fiscal Year. Such financial statements shall include, in addition to an income statement, cash flow statement and balance sheet, one or more schedules setting forth in reasonable detail the basis for the calculation of Profits and Losses (including the calculation of each of the significant components thereof) and the allocation of Profits and Losses pursuant to Section 4.01 (including the calculation of each of the components thereof) and shall be audited by a nationally-recognized firm of independent public accountants. Each Member having an Ownership Percentage equal to four percent (4%) or more shall be entitled to receive, upon request, a copy of any financial statements prepared for any accounting period other than a month or Fiscal Year.
          (c) The Company shall provide any Member, irrespective of such Member’s Ownership Percentage, access to the financial information described in Section 7.03(a) and (b) to the extent required by law.
          (d) As early as practicable, but in no event later than ninety (90) days after the end of each Fiscal Year, the Company shall deliver to each Member that held Interests at any time during such Fiscal Year a Form K-1 and such other information with respect to the Company as may be necessary for the preparation of (i) such Member’s U.S. federal income tax returns, including a statement showing each Member’s share of income, loss and credits for such Fiscal Year for U.S. federal income tax purposes, and (ii) such state and local income tax returns as are required to be filed by such Member as a result of the Company’s activities in such jurisdiction.
          (e) The Board of Managers shall, or shall cause an officer of the Company to, communicate to all Members, orally or in writing, within forty-five (45) days of the end of each quarter, a report regarding any transactions or events material to the Company.
          SECTION 7.04. Confidentiality. The Members and the Representatives recognize that they may have access to proprietary and confidential information regarding the Company, its products, customers and strategic plans. The Members and the Representatives acknowledge that such information is of great value to the Company and is the sole Property of the Company and that such information has been acquired by them in confidence. The Members and the Representatives will not at any time reveal, divulge or make known, except as authorized by the Company or required on its behalf or as required pursuant to legal or administrative processes, any information of a proprietary or confidential nature concerning the Company or its business; provided, however, that (i) such proprietary and confidential information may be revealed, divulged or made known by Ventures or Coinstar to their respective Affiliates for the purpose of conducting the business of the Company and (ii) Members shall be permitted to discuss the contents of reports received by the Members pursuant to Section 7.03 and additional information relating to such Member’s capital accounts with such Member’s advisors, lawyers and accountants on a need-to-know basis. The limitations on the Representative’s liability set forth in Section 6.06(a) shall not relieve Representatives from compliance with and Liability for violations of the terms of this Section 7.04.
          SECTION 7.05. No Obligations of the McDonald’s System.
          (a) Each Member recognizes that McDonald’s Corporation and the restaurant system supported by franchisees, suppliers, McDonald’s Corporation, McDonald’s USA and other related entities (the “McDonald’s System”) involve a vast array of activities, assets, relationships, participants and constituents, including the suppliers and owner-operators of McDonald’s restaurants.
          (b) Subject to the terms of this Agreement (including the non-competition restrictions of Section 7.06), the LLC Interest Purchase Agreement, the Related Party

Transactions to which they are parties or any other agreements contemplated by this Agreement or the LLC Interest Purchase Agreement, Ventures, McDonald’s Corporation and McDonald’s USA shall have no obligation or fiduciary duty:
     (i) to cause any particular business activity of or relating to the McDonald’s System to be conducted through the Company;
     (ii) to cause any other strategic investments to be made by such parties through the Company;
     (iii) to conduct any automated vending activities through the Company;
     (iv) to share with the Company any business opportunity presented to it (except as otherwise provided in Section 7.05(d));
     (v) to expand its automated vending activities; or
     (vi) to require or encourage other participants in the McDonald’s System to participate in or take any action in respect of any activities of the Company.
          (c) It will be left to the sole and absolute discretion of Ventures, McDonald’s Corporation and McDonald’s USA to decide how it conducts its business activities (subject to the restrictions and obligations noted in Section 7.05(b)), and such decisions may be made by such entity based upon its business judgment, taking into account its overall business interest, the overall best interests of the McDonald’s System, and the need to comply with applicable legal requirements, and such entity shall not be accountable to the Company for the impact of such business decisions upon the Company’s business. In exercising such discretion, neither Ventures nor any Affiliate of Ventures shall be liable to any Person for claims that Ventures or such Affiliate of Ventures breached a fiduciary duty or any other duty to the Company or any Member, including Coinstar, GAM and GARB.
          (d) Any business opportunities presented to a Representative appointed by any Member belongs solely to such Member, unless such opportunity was expressly presented to the Representative in his or her capacity as Representative of the Company.
          SECTION 7.06. Non-Competition.
          (a) In addition to any other non-competition agreement between the Company and a Member (including in the Share Purchase Agreement), each Member owning Class A Interests agrees that as long as each such Member owns any Class A Interests, each of them will not, and each such Member will not permit any of its Affiliates to (provided, however, that all of the restrictions with respect to Affiliates of Ventures and GAM in this Section 7.06(a) shall only apply to Affiliates of Ventures and GAM that are controlled by either Ventures or GAM (other than Chipotle Mexican Grill, Inc.) and provided, further, that it will apply to McDonald’s USA, an upstream Affiliate of Ventures, only to the extent provided in Section 8.19 of the Purchase, License and Service Agreement, dated as of December 1, 2005, by and between McDonald’s USA and the Company, which section is herein incorporated in its entirety), directly or indirectly:

     (i) whether or not for compensation, engage (A) in any capacity in the automated DVD-vending business or (B) in any business in which the Company engages or operates anywhere in North America or Europe, provided that Coinstar shall be permitted to exercise its rights under the DVDXpress Credit Agreement and the DVDXpress Option (as such terms are defined in the LLC Interest Purchase Agreement), to the extent that the exercise of such rights is permitted under Section 6.06 of the LLC Interest Purchase Agreement;
     (ii) solicit, induce or attempt to persuade any employee or agent of the Company to terminate his or her employment or agency relationship with the Company or hire any Person who was, during the six (6) months preceding the date of a solicitation or hire, an employee or agent of the Company, provided, that each Member may (A) make any general solicitation for employees (through the engagement of search firms, public advertising or otherwise) not directed at any employee of the Company or (B) hire any person who responds to such a general solicitation or who makes an unsolicited application for employment; or
     (iii) directly or indirectly solicit any Person that is at the time of such solicitation a customer of the Company or any prospective customer of the Company for the purpose of engaging in any business transaction of the nature performed by the Company or to induce any such customer or prospective customer to terminate its relationship, or not to enter into a relationship, with the Company.
          (b) Each Member owning Class A Interests acknowledges that the time, scope and other provisions of this Section 7.06 have been specifically negotiated by sophisticated commercial parties and hereby agree that such time, scope and other provisions are reasonable under the circumstances. It is agreed that because other remedies cannot fully compensate the Company for such a violation and because a breach of this covenant by any Member owning Class A Interests would diminish the value of the Class A Interests, the Company shall be entitled to injunctive and other equitable relief to prevent any violation or continuing violation of this Section 7.06, in all cases without the need to prove actual damages and without the need to post any bond or other form of security. If, in any action before any Governmental Entity legally empowered to enforce this Agreement, any term, restriction, covenant or promise in this Section 7.06 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such Governmental Entity. Each Member owning Class A Interests acknowledges that its agreements and covenants set forth in this Section 7.06 are material conditions to the purchase of Class A Interests by the other Members owning Class A Interests and are necessary to protect the Company and impose reasonable restraints on each Member and its Affiliates.
          SECTION 7.07. Approval of Location of DVD Kiosks.
          (a) Notwithstanding any other provisions of this Agreement, from December 1, 2005 through December 1, 2006, Coinstar shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) any proposal by the Company to place DVD Kiosks at any locations which are (i) not McDonald’s restaurants and (ii) not in market areas where Coinstar is the exclusive marketing agent under the Coinstar Agency

Agreement. In exercising such rights, Coinstar shall not be liable to any Person for claims that Coinstar breached a fiduciary duty or any other duty to the Company or any Member, including Ventures, GAM and GARB. The Company will not place any DVD Kiosks as to which Coinstar has approval rights until such approval has been given.
          (b) Notwithstanding any other provisions of this Agreement, the Company shall not, without the prior written consent of Ventures, place, nor sell or license to any third party who will place or permit any third party to place, DVD Kiosks on property owned or operated by any restaurant anywhere in the world other than property owned or operated by McDonald’s Corporation, McDonald’s USA or any of their Franchisees or Affiliates, as long as Ventures and its Affiliates have a Class A Ownership Percentage equal to twenty-five percent (25%) or more; provided that this Section 7.07(b) shall be null and void and of no effect on: (i) January 1, 2007 if McDonald’s USA has not deployed, or committed to deploy, an aggregate of 1,500 DVD Kiosks at McDonald’s restaurants on or prior to such date; (ii) January 1, 2008 if McDonald’s USA has not deployed, or committed to deploy, an aggregate of 2,500 DVD Kiosks at McDonald’s restaurants on or prior to such date; or (iii) January 1, 2009 if McDonald’s USA has not deployed, or committed to deploy, an aggregate of 3,500 DVD Kiosks at McDonald’s restaurants on or prior to such date; provided further that the nullification and invalidation of this Section 7.07(b) shall not cause similar provisions in any other agreements to be null and void and of no effect. For purposes of this Section 7.07(b), McDonald’s USA shall be deemed to have “committed to deploy” DVD Kiosks if the terms of the commitment are likely to permit deployment of such DVD Kiosks in the foreseeable future and all orders for such DVD Kiosks are made within one hundred eighty (180) days.
ARTICLE VIII
TRANSFERS; WITHDRAWALS AND RELATED RIGHTS
          SECTION 8.01. Restriction on Transfers of Interests.
          (a) No Member may directly or indirectly pledge, grant a security interest in, or otherwise encumber any or all of its Interests except with the prior written consent of the Company, acting through the Board of Managers, which consent may be withheld with or without cause and without any Liability or accountability to any Person; provided, however, that GARB may pledge its Class A Interests to Ventures pursuant to the LLC Interest Pledge Agreement; and provided further, that any Member may pledge part or all of its Interests, without any other party’s consent, if such pledge is in favor of a financial institution extending credit or making loans available to such Member and/or its Affiliates.
          (b) Subject to the remaining provisions of this Article VIII, no Member may, prior to December 1, 2007, directly or indirectly sell, transfer, assign or otherwise dispose of (“Transfer”) any or all of its Class A Interests (including, in the case of GARB, by the Transfer of any shares or interests in GARB, except pursuant to a Transfer to immediate family members for estate planning purposes (provided that such Transfer is not a sale for value and the transferee is not a Person specified in Section 8.01(c) of this Agreement)) to any Person, except as set forth below:

     (i) With the prior written consent of Ventures and Coinstar, which consent may be withheld with or without cause and without Liability or accountability to any Person;
     (ii) To one of its Affiliates; provided that if the transferee should cease to continue to be an Affiliate, such Class A Interests shall be Transferred back to the original transferor (or to an Affiliate of the original transferor) prior to the time that such transferee ceases to be an Affiliate, so that at all times the Class A Interests shall be held either by a Member or by one of its Affiliates; and provided further, that in the event of any such Transfer, the transferee shall agree to be bound by the provisions of this Agreement as if it were a party hereto (including any obligations of the transferor with respect to the Class A Interests being Transferred, including the obligations set forth in Sections 8.06, 8.09 and 8.10), and such Transfer shall not release the transferor in any way from any of its obligations hereunder; and provided further, that in the event of any such Transfer by GARB, the transferee shall agree to be bound by the provisions of the LLC Interest Pledge Agreement as if it were a party thereto, and such Transfer shall not release the transferor in any way from any of its obligations thereunder;
     (iii) By Ventures, as set forth in Section 8.08; or
     (iv) By GARB to Ventures (and by Ventures to Coinstar pursuant to Section 7.03(i) of the LLC Interest Purchase Agreement) as a result of the breach of obligations under the LLC Interest Pledge Agreement.
Any purported Transfer by a Member in violation of this Agreement shall be void ab initio, and shall not bind the Company.
          (c) No Member may Transfer any of its Class A Interests to any of the following Persons or groups of Persons:
     (i) Any competitor of the Company or Coinstar; or
     (ii) Any Person that owns or operates a restaurant business or any Affiliate of a Person that owns or operates a restaurant business, provided that this clause (ii) does not apply to Transfers by Ventures or any Affiliate of Ventures.
          (d) Subject to the remaining provisions of this Article VIII, no Member holding Class B Interests may Transfer any or all of its Class B Interests to any Person other than (i) by REEIP to a Redeemed Employee or by either REEIP or a Redeemed Employee to the Company, in each case pursuant to Section 5.05 or (ii) pursuant to Sections 8.06 and 8.07. Any purported Transfer by a Member holding Class B Interests in violation of this Agreement shall be void ab initio, and shall not bind the Company.
          SECTION 8.02. Conditions to Transfers of Interests.
          (a) Any Transfer of any Interests permitted under this Article VIII (other than to the Company or to a Redeemed Employee pursuant to Section 5.05) shall be subject to the satisfaction of the following conditions, each of which must be satisfied prior to or concurrent with the effectiveness of the Transfer:
     (i) Unless otherwise provided in this Agreement, a duly executed and acknowledged written instrument of Transfer has been delivered to the Company, which instrument shall specify the Interests being Transferred and shall set forth the intention of the transferor and transferee that the transferee succeed to the transferor’s Interests as a substituted Member in the transferor’s place;
     (ii) The transferor and the transferee have executed, acknowledged and delivered such other instruments as the Board of Managers may deem necessary or desirable to effect such substitution, including the written acceptance and adoption by the transferee of the provisions of this Agreement;
     (iii) The transferee pays or reimburses the Company for any legal, filing and publication costs that the Company incurs in connection with the admission of the transferee as a Member; and
     (iv) The transferee makes the representations and warranties set forth in Section 7.02(e) and either Section 11.01 (if Class A Interests were Transferred) or Section 11.02 (if Class B Interests were Transferred) to the Company and the other Members as of the date of the Transfer.
Upon satisfaction of such conditions, the transferee shall automatically be admitted as a Member of the Company.
          (b) Notwithstanding any other provision of this Agreement, no Transfer by a Member of any of its Interests may be made if it (i) would result in the Company being treated as an association taxable as a corporation under Section 7704(b) of the Code (which restrictions shall, however, not apply if the Company has previously elected to be so taxed), (ii) would require (except as permitted by this Article VIII) filing of a registration statement under, or would violate, any federal, state or foreign securities laws or regulations, or (iii) would violate any agreements to which the Company is a party or by which the Company is bound.
          SECTION 8.03. Withdrawal. No Member may withdraw from the Company, other than as a result of a permitted Transfer of all of such Member’s Interests, the purchase of all of such Member’s Interests by the other Members in accordance with this Agreement or the redemption or forfeiture of such Member’s Class B Interests.
          SECTION 8.04. Preemptive Rights.
          (a) Each Member holding Class A Interests (each, a “Preemptive Right Holder”) shall have a preemptive right to purchase such Preemptive Right Holder’s pro rata share (defined for this purpose as such Member’s Class A Ownership Percentage computed as of the date of the Issuance Notice) of all or any part of any New Securities which the Company may, from time to time, propose to sell and issue.

          (b) Except as set forth in the next sentence, “New Securities” shall mean any Interests in the Company, whether now authorized or not, any securities containing rights or options to purchase any Interests in the Company, and Interests of any type whatsoever that are, or may become, convertible into or exchangeable for any Interests in the Company. Notwithstanding the foregoing, “New Securities” does not include:
     (i) Interests issued to a commercial lender or lessor with the approval of the Board of Managers;
     (ii) Interests issued in the acquisition of another Person by the Company by merger, purchase of substantially all of the assets or securities or other reorganization with the approval of the Board of Managers;
     (iii) Interests issued in connection with any split of Interests, dividend or distribution paid in Interests, recapitalization or reclassification or similar transaction by the Company;
     (iv) Interests issued without the right to exercise preemptive rights by Members as determined by the unanimous consent of the Board of Managers;
     (v) Class B Interests; or
     (vi) Interests offered and sold by the Company through a public offering registered under the Securities Act.
          (c) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Preemptive Right Holder at least thirty (30) days’ prior written notice of its intention, describing the type of New Securities, and the price and terms upon which the Company proposes to issue the same (each, an “Issuance Notice”). Each Preemptive Right Holder shall be entitled to purchase up to its respective pro rata share (as defined in Section 8.04(a)) of such New Securities for the same price and upon the same terms specified in the Issuance Notice, by delivery of written notice to the Company of such election within thirty (30) days after receipt of the Issuance Notice and stating therein the quantity of New Securities to be purchased (each, a “Participation Notice”). If a Preemptive Right Holder has elected to purchase any New Securities pursuant to this paragraph (c), the sale of such securities shall be consummated as soon as practicable (but in any event within thirty (30) days) after the delivery of the Participation Notice.
          (d) If a Preemptive Right Holder fails to exercise such preemptive right within said thirty-day period, the Company shall have sixty (60) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell the New Securities not elected to be purchased by such Preemptive Right Holder at the price and upon terms no more favorable to the purchasers of such securities than specified in the Issuance Notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said sixty-day period (or sold and issued New Securities in accordance with the foregoing thirty (30) days from the date of said agreement), the Company shall not thereafter issue or sell any of such New Securities without first re-offering such securities in the manner provided above.

          (e) Notwithstanding the foregoing, if the Board of Managers determines pursuant to Section 6.03(a) that time is of the essence in connection with any issuance of New Securities, the Company may complete such issuance prior to offering the Preemptive Right Holders the preemptive rights set forth in Section 8.04(c); provided that following the exercise of such preemptive rights in accordance with Section 8.04(c), (i) any purchasers of New Securities will be required to sell such New Securities so issued to any Preemptive Right Holder exercising its rights in accordance with Section 8.04(c) as is required to give each such Preemptive Right Holder the benefit of the rights contained therein, or (ii) the Company shall issue such additional New Securities to any Preemptive Right Holder exercising its rights in accordance with Section 8.04(c) as is required to give each such Preemptive Right Holder the benefit of the rights contained therein.
          SECTION 8.05. Right of First Refusal; Tag-Along Right. Subject to Sections 8.01, 8.02, 8.08 and 8.09 and the restrictions in Section 8.05(f):
          (a) In the event that any Member (the “Transferor”) desires to Transfer all or a part of its Class A Interests to any Person (a “Purchaser”), such Member shall deliver written notice (the “Transferor’s Notice”) to the other Members holding Class A Interests (the “Non-Transferring Members”) at least sixty (60) days prior to the proposed Transfer date. The Transferor’s Notice shall set forth: (i) the number of offered Class A Interests, (ii) the consideration to be received by the Transferor, (iii) the identity of the Purchaser, (iv) any other material terms and conditions of the proposed Transfer, and (v) the date of the proposed Transfer. Except as otherwise provided herein, a Transferor shall comply with all of the provisions of Section 8.02. The terms of this section will not apply to any Transfer of Class A Interests pursuant to the LLC Interest Pledge Agreement and as permitted under Sections 6.07 and 7.03(i) of the LLC Interest Purchase Agreement.
          (b) For thirty (30) days following the Non-Transferring Members’ receipt of Transferor’s Notice, each Non-Transferring Member shall have the option to deliver a reply notice (the “Reply Notice”) to such Transferor setting forth:
     (i) the irrevocable election of such Non-Transferring Member to require the Transferor to sell to such Non-Transferring Member all (but not less than all) of such Class A Interests at the purchase price per Class A Interest and on each of the other material payment terms specified in the Transferor’s Notice;
     (ii) the irrevocable election of such Non-Transferring Member to require such Transferor to include in the proposed sale contemplated by the Transferor’s Notice an aggregate number of such Non-Transferring Member’s Class A Interests as are specified in such Reply Notice; provided that if the number of Class A Interests specified in such Reply Notice exceeds the additional number of Class A Interests that the Purchaser is or would be willing to acquire from such Transferor at the time the Transferor agrees to sell its Class A Interests to such Purchaser, then (A) the Non-Transferring Member shall have five (5) days in which to revoke its election to include its Class A Interests in the proposed sale or (B) if the Non-Transferring Member decides not to revoke its election, the Transferor shall not sell any Class A Interests to the Purchaser. If the proposed sale is completed, the Non-Transferring Member, if it has not revoked its election pursuant to clause (A) above, shall be entitled to receive not less than one hundred percent (100%) of the purchase price per Class A Interest specified in the Transferor’s Notice, paid on substantially the same material payment and other terms as will apply to the Transferor. For the sake of clarity, if one Non-Transferring Member exercises its right of first refusal pursuant to Section 8.05(b)(i) and another Non-Transferring Member exercises its tag-along rights pursuant to this Section 8.05(b)(ii), the Non-Transferring Member exercising its right of first refusal shall be required either (x) to purchase all (but not less than all) of the Class A Interests offered by the Transferor and the Non-Transferring Member exercising its tag-along rights at the purchase price per Class A Interest and on each of the other material payment terms specified in the Transferor’s Notice or (y) to purchase none of the Class A Interests offered by the Transferor and the Non-Transferring Member exercising its tag-along rights; or
     (iii) the irrevocable election of such Non-Transferring Member neither (A) to purchase all of the Transferor’s Class A Interests nor (B) to include such Non-Transferring Member’s Class A Interests in the proposed sale.
          (c) If the Non-Transferring Members fail to provide a Reply Notice within the thirty (30) day period provided in Section 8.05(b) or there has been a timely election under clause (b)(iii) of this Section 8.05 not to acquire or sell Class A Interests, then the Transferor may, within one hundred and eighty (180) days following the date of the Transferor’s Notice and without any further obligation to the Non-Transferring Members, sell the number of Class A Interests specified in the Transferor’s Notice, on terms and conditions substantially the same as those specified therein; provided that the Transferor has supplied the Non-Transferring Members with the name(s) of the Purchaser and with information regarding such Purchaser to which the Transferor has access and the right to provide to such Non-Transferring Members (provided that the Transferor shall use its reasonable and good faith efforts to obtain a waiver of any confidentiality requirements limiting the provision of such information to such Persons) and which is reasonably requested by the Non-Transferring Members.
          (d) In the event there has been a timely election by any Non-Transferring Member to acquire all of the Class A Interests sought to be sold by the Transferor under clause (b)(i) of this Section 8.05, then the sale of Class A Interests shall close at a time and place reasonably acceptable to the Transferor and the Non-Transferring Member; provided, that such closing shall occur not more than thirty (30) days after the receipt of all necessary approvals from any Governmental Entity (or if no such approvals are necessary, such closing shall occur not more than sixty (60) days after the date of the Reply Notice); and provided further, that if more than one Non-Transferring Member elects to acquire all of the Class A Interests sought to be sold by the Transferor, then each such Non-Transferring Member shall be entitled to acquire that number of Class A Interests equal to (i) the number of Class A Interests sought to be sold by the Transferor times (ii) a fraction (A) the numerator of which is the number of Class A Interests owned by such Non-Transferring Member and (B) the denominator of which is the number of Class A Interests owned by all such Non-Transferring Members that seek to acquire such Class A Interests. At such closing, the Non-Transferring Member or Members shall deliver to the Transferor the consideration to be exchanged for such Class A Interests in immediately available funds and the Transferor shall deliver to the Non-Transferring Member or Members the certificates representing such Class A Interests and all other documents required to effect the sale of such Class A Interests, duly endorsed and free of any Liens. The Non-Transferring Member or Members, on the one hand, and the Transferor, on the other hand, shall pay one-half of any stamp Taxes or similar governmental charges in connection with such sale and shall otherwise pay its own costs and expenses in connection with such sale.
          (e) In the event there has been a timely election by the Non-Transferring Member to sell Class A Interests under clause (b)(ii) of this Section 8.05, if the Transferor is able to effect a Transfer of Class A Interests which complies with clause (b)(ii) of this Section 8.05, then the Transferor shall arrange for the consideration to be paid by the proposed Purchaser pursuant to such Transfer to be transferred directly to such Non-Transferring Member upon delivery by such Non-Transferring Member of certificates representing its Class A Interests being sold under such clause (b)(ii) of this Section 8.05, duly endorsed, together with such other documents as the Transferor and Purchaser may reasonably agree on or request, including documents providing for representations, warranties and indemnifications for the benefit of the Purchaser, provided that the Transferor is also providing substantially equivalent documentation to the Purchaser. All costs and expenses incurred by the Transferor and the Non-Transferring Member in connection with such sale shall be borne by such Transferor and such Non-Transferring Member, respectively. In the event the Transferor or the Non-Transferring Member either fails to deliver its Class A Interests and such other documents reasonably requested by the Purchaser as a condition to the closing of such sale or breaches any representations, warranties or pre-closing covenants required by the Purchaser and such breach results in the nonsatisfaction of a condition to the closing of such sale which the Purchaser does not waive, then (i) each non-breaching party shall be free to sell its Class A Interests to the Purchaser without Liability to the breaching party, (ii) the breaching party shall be liable for (and shall hold each non-breaching party harmless with respect to) any damages suffered by the non-breaching parties as a result of such breach, and (iii) any sale shall not be deemed to limit or waive in any respect any claim, right or cause of action that the non-breaching party may have against the breaching party in respect of such breach.
          (f) Notwithstanding anything in this Section 8.05 to the contrary, no Member owning Class A Interests may offer to Transfer part or all of its Class A Interests, and thereby trigger the terms of this Section 8.05, after either Ventures or Coinstar has delivered a Buy-Sell Notice pursuant to Section 8.06(a), except as otherwise provided in Section 8.06.
          SECTION 8.06. Buy-Sell Agreement.
          (a) Notwithstanding Section 8.01(b), at any time after the earlier of (i) the date on which a Member acquires, directly or indirectly, ownership of more than fifty percent (50%) of the outstanding Class A Interests or (ii) June 1, 2009, either Ventures or Coinstar (the “Offering Party”) shall have the right, exercisable in its sole discretion, at any time thereafter to deliver a written notice (the “Buy-Sell Notice”) to the other party (the “Offeree Party”) indicating the Offering Party’s desire to sell all of its and its Affiliates’, if any, Class A Interests to the Offeree Party for fair market value as determined pursuant to Section 8.06(e). The Offeree Party shall then have the option to agree to purchase all (but not less than all) of the Offering Party’s and its Affiliates’, if any, Class A Interests (and the Interests of the other Members, in its sole discretion) within five (5) days of the receipt of written notice of the fair market value determination made pursuant to Section 8.06(e), and to complete such purchase within sixty (60)

days after the receipt of all necessary approvals from any Governmental Entity or, if no such approvals are necessary, within sixty (60) days after the date on which the fair market value is determined pursuant to Section 8.06(e).
          (b) In the event the Offeree Party notifies the Offering Party in writing of its irrevocable and unconditional agreement to purchase all (but not less than all) of the Offering Party’s and its Affiliates’, if any, Class A Interests, the Offeree Party shall purchase all of the Class A Interests offered by the Offering Party and its Affiliates, if any (and shall, at its discretion, be entitled to purchase the Interests of the other Members), and the Offering Party and its Affiliates shall sell all such Class A Interests (and the other Members shall sell their Interests, in the Offeree Party’s discretion). The closing of such sale shall occur as soon as reasonably practicable (but, in any event, not more than sixty (60) days after the receipt of all necessary approvals from any Governmental Entity or, if no such approvals are necessary, not more than sixty (60) days after the date on which the fair market value is determined pursuant to Section 8.06(e)) at a time and place specified by the Offeree Party. At such closing, the Offeree Party shall deliver to the Offering Party and its Affiliates, if any, (and to the other Members, if applicable) the purchase price payment specified pursuant to Section 8.06(e) and the Offering Party and its Affiliates, if any, (and the other Members, if applicable) shall deliver the certificates representing the Offering Party’s and its Affiliates’, if any, Class A Interests (and the Interests of the other Members, if applicable) and all other documents required to effect the sale of the Offering Party’s and its Affiliates’, if any, Class A Interests (and the Interests of the other Members, if applicable), free and clear of any Liens (unless otherwise agreed by the Offeree Party). Each of the buyer and sellers in such transaction shall pay one-half of any transfer, stamp or similar Taxes or governmental charges in connection with each Interest transferred in such sale and shall otherwise bear its own costs and expenses in connection with such sale.
          (c) If within five (5) days of the receipt of written notice of the fair market value determination of the Interests pursuant to Section 8.06(e) the Offeree Party has not provided to the Offering Party in writing an irrevocable and unconditional agreement to purchase or has declined to purchase the Offering Party’s and its Affiliates’, if any, Class A Interests, or if the Offeree Party has failed to complete a transaction to purchase the Offering Party’s and its Affiliates’, if any, Class A Interests within the applicable period set forth in Section 8.06(b), the Offering Party shall have, for a period of one (1) year following the date on which the Offering Party can first exercise its rights pursuant to this Section 8.06(c) (with such one-year period to be extended for additional three-month periods if the Offering Party is diligently pursuing a sale or public offering of the Interests or a sale of all or substantially all of the Company’s assets), the right to cause and direct (including control of the sale or public offering process) a sale of the Interests or all or substantially all of the assets of the Company to any unaffiliated Person at the best price then attainable or a public offering of all of the Interests (which may include conversion of the Interests into alternate securities representing equivalent economic value) at the best price then attainable, without any limitations imposed by this Agreement other than (i) Section 8.02(b)(i), (ii) a right of first refusal by the Offeree Party pursuant to Section 8.05(b)(i) and (d) (provided that such rights of first refusal shall exist only if the purchase price pursuant to such sale or public offering is less than the fair market value of the Interests determined pursuant to Section 8.06(e)), and (iii) the right of the holders of Eligible Class B Vested Interests to receive consideration (or, in the case of a public offering, a ratio at which each Eligible Class B Vested Interest will be converted into the equity securities that are publicly offered) equal to the fair market value of the Eligible Class B Vested Interests as determined by approval of the Board of Managers pursuant to Section 6.03(a), based on the value of the Class A Interests to be purchased by the Sale Purchaser, and the Members shall have the obligation to deliver to such Person or offer in such public offering, all (but not less than all) of their Interests (other than any Interests held by any Member purchasing all of the other Interests in such sale) or, in the case of a sale of all or substantially all of the Company’s assets, the Offeree Party shall have the obligation to cause Representatives appointed by the Offeree Party to vote in favor of such asset sale; provided that the Offering Party has approved such transaction. In any such sale or offering, all of the holders of Class A Interests must receive the same form and amount of consideration for such Class A Interests as all other holders of Class A Interests, or if any Member is given an option as to the form and amount of consideration to be received, all holders of Class A Interests must be given the same option.
          (d) If the Company is able to effect a sale or a public offering of the Interests that complies with Section 8.06(c), then the Company shall arrange for the consideration to be paid by the proposed purchaser of the Interests or in such public offering directly to the Members upon delivery by the Members of certificates representing their Interests being sold under this Section 8.06, duly endorsed, together with such other documents as the Offering Party, the Company and the purchaser in such sale of Interests or underwriter in such public offering may reasonably agree on or request, including documents providing for representations, warranties and indemnifications for the benefit of the purchaser or underwriter, provided that the Offering Party is also providing, as applicable, equivalent documentation to the purchaser or underwriter. If the Company is able to effect a sale of all or substantially all of its assets that complies with Section 8.06(c), then the Company shall arrange for the consideration paid to it to be paid to the Members upon delivery by the Members of such documents as the Offering Party, the Company and the purchaser of such assets may reasonably agree on or request, including documents providing for representations, warranties and indemnifications for the benefit of the purchaser, provided that the Offering Party is also providing, as applicable, equivalent documentation to the purchaser. All costs and expenses incurred by the Members in connection with any such sale of Interests or all or substantially all of the Company’s assets or public offering shall be borne by the Company. In the event the other Members fail to deliver their Interests and such other documents reasonably requested by the purchaser or underwriter as a condition to the closing of such sale or offering, as applicable, or breach any representations, warranties or pre-closing covenants required by the purchaser or underwriter and such failure or breach results in the nonsatisfaction of a condition to the closing of such sale or offering that the purchaser or underwriter does not waive, then (i) the Offering Party and those Members that delivered their Interests and the documents reasonably requested by the purchaser or underwriter (provided that such Member(s) include at least one Member holding Class A Interests), as applicable, shall be free to sell their Interests to the purchaser or offer their Interests in a public offering, or the Company shall be free to sell all or substantially all of its assets, without Liability to the breaching party and shall not be subject to any restrictions on Transfer of Interests under this Agreement from the date of such breach, (ii) the breaching party shall be liable for (and shall hold the non-breaching party harmless with respect to) such breach, and (iii) any sale or offering shall not limit or waive in any respect any claim, right or cause of action that such Members may have against the breaching party in respect of such breach.

          (e) The Offering Party and the Offeree Party agree to negotiate in good faith the value of the Interests for thirty (30) days after the date of the Buy-Sell Notice. If the Offering Party and the Offeree Party are not in agreement with respect to the fair market value of the Interests for purposes of this Section 8.06 within such time, then the Offering Party and the Offeree Party will each appoint a nationally recognized investment banking firm that is not an Affiliate of such party (an “Appraiser”) to appraise the value of the Interests. The appraisals will be completed within twenty (20) days of the earlier of the dates on which either the Offering Party or the Offeree Party appoints an Appraiser, in each case pursuant to the foregoing sentence. If the value (or, in the case of an appraisal that generates a range of values, the median value of such appraisal) of each appraisal is within ten percent (10%) of the value of the other appraisal (or median value in the case of a range), then the appraisals will be averaged with the resulting value being deemed to be the fair market value for purposes of this Section 8.06. If the value (or median value in the case of a range) of one appraisal is more than ten percent (10%) of the value of the other appraisal (or median value in the case of a range), then the Offering Party and the Offeree Party will attempt to agree upon the fair market value of the Interests for a five (5) day period following the expiration of the immediately preceding twenty (20) day period referred to in this Section 8.06(e). If the Offering Party and the Offeree Party are unable to agree on the fair market value of the Interests, then the two Appraisers will jointly retain a third Appraiser, to complete a third appraisal within twenty (20) days immediately following the expiration of the immediately preceding five (5) day period referred to in this Section 8.06(e). The fair market value for purposes of this Section 8.06(e) will then be the average of the two closest appraisals (or median values in the case of ranges of values) among the three appraisals referred to herein. When determining the fair market value of the Interests, each Appraiser shall value such Interests at the fair market value of all of the Interests in a public offering, without any minority ownership or liquidity discounts. For purposes of this Agreement, the Offeree Party shall be deemed to have received written notice of the fair market valuation (i) on the date the Offering Party and the Offeree Party agree to such valuation, if such agreement is reached, or (ii) on the date it receives written notice from the applicable Appraisers of the fair market value determination under the terms of this Section 8.06(e).
          (f) Notwithstanding anything in this Agreement to the contrary, any Transfers proposed or effectuated pursuant to this Section 8.06 shall not be subject to the tag-along rights or the rights of first refusal set forth in Section 8.05; provided, however, that each of Ventures and Coinstar shall be able to exercise the right of first refusal set forth in Section 8.06(c) if the purchase price pursuant to a sale or public offering pursuant to Section 8.06(c) is less than the fair market value of the Interests determined pursuant to Section 8.06(e).
          SECTION 8.07. Certain Rights of Holders of Class B Vested Interests in Certain Organic Changes of the Company.
          (a) In the event any Member or Members (the “Transferring Members”) desire to Transfer all or part of their Class A Interests to any Person (a “Sale Purchaser”) in a transaction that would result in an Organic Change of the Company (including any sale of Class A Interests or public offering pursuant to Section 8.06), and if the Company does not redeem the Eligible Class B Vested Interests pursuant to Section 5.05 of this Agreement, the Transferring Members shall deliver written notice (the “Sale Notice”) to REEIP and to the REEIP members holding Eligible REEIP Class B Vested Interests at least fifteen (15) Business Days prior to the proposed Transfer date. The Sale Notice shall set forth: (i) the number of Interests being Transferred in such transaction, (ii) the consideration to be received by each Member Transferring Interests in such transaction (including the price to be paid to all holders of Eligible Class B Vested Interests and to each such holder of an Eligible Class B Vested Interest in the event a Member holding Eligible Class B Vested Interests elects to sell Eligible Class B Vested Interests under paragraph (b) of this Section 8.07 and, in the case of a public offering, the ratio at which each Eligible Class B Vested Interest will be converted into the equity securities that are publicly offered), which shall be equal to the fair market value of the Eligible Class B Vested Interests as determined by approval of the Board of Managers pursuant to Section 6.03(a), based on the value of the Class A Interests to be purchased by the Sale Purchaser, (iii) the identity of the Sale Purchaser, (iv) any other material terms and conditions of the proposed Transfer, (v) the date of the proposed Transfer, and (vi) if the Transferring Members so elect, that the Transferring Members are exercising their option (the “Drag Along Option”) to require that the Members holding Eligible Class B Vested Interests sell all (but not less than all) of their Eligible Class B Vested Interests to the Sale Purchaser for the proposed selling price specified in the Sale Notice. In the event the Drag Along Option is exercised in a transaction under this Section 8.07, all Class B Interests other than the Eligible Class B Vested Interests will be cancelled automatically upon completion of such transaction, without any consideration being payable therefor.
          (b) If the Drag Along Option is not exercised, for five (5) Business Days following the receipt of the Sale Notice by the REEIP members holding Eligible REEIP Class B Vested Interests, each REEIP member holding Eligible REEIP Class B Vested Interests shall have the option to deliver a reply notice (the “Sale Reply Notice” and any Person delivering a Sale Reply Notice, a “Tagging Holder”) to the Company setting forth the irrevocable election of such member to require such Transferring Members to include in the proposed sale contemplated by the Sale Notice that number of Eligible Class B Vested Interests as is specified in such Sale Reply Notice. Immediately prior to the completion of the proposed Organic Change and pursuant to the REEIP LLC Agreement, REEIP shall exchange each Eligible REEIP Class B Vested Interest of a Tagging Holder for an Eligible Class B Vested Interest.
          (c) If the proposed Organic Change is completed and either (i) the Transferring Members have exercised the Drag Along Option or (ii) there has been a timely election to sell Eligible Class B Vested Interests under paragraph (b) of this Section 8.07, then the Transferring Members shall arrange for not less than one hundred percent (100%) of the purchase price per Eligible Class B Vested Interest specified in the Sale Notice to be paid by the Sale Purchaser pursuant to such Transfer to be transferred directly to each such Member Transferring Eligible Class B Vested Interests in such sale upon delivery by such Member Transferring Eligible Class B Vested Interests of certificates representing its Eligible Class B Vested Interests being sold under this Section 8.07, duly endorsed and free and clear of all Liens, together with such other documents as the Transferring Members and Sale Purchaser may reasonably agree on or request, including documents providing for representations and warranties for the benefit of the Sale Purchaser, provided that such Transferring Member is also providing substantially equivalent documentation to the Sale Purchaser. All costs and expenses incurred by each Transferring Member in connection with such sale shall be borne by the Transferring Member incurring such expense. All costs and expenses incurred by each Member Transferring Eligible Class B Vested Interests in connection with such sale shall be borne by the

Company; provided that the Company shall not be obligated to pay the costs and expenses of more than one separate legal counsel to represent all Members Transferring Eligible Class B Vested Interests in connection with such sale. The closing of such Organic Change shall occur as soon as reasonably practicable (but, in any event, not more than thirty (30) days after the receipt of all necessary approvals from any Governmental Entity or, if no such approvals are necessary, not more than one hundred twenty (120) days after the Sale Notice) at a time and place specified by the majority of the Transferring Members.
          (d) If the Transferring Members have not exercised the Drag Along Option, and if there has not been a timely election to sell Eligible Class B Vested Interests under paragraph (b) of this Section 8.07, then the Transferring Members may, within one hundred eighty (180) days following the date of the Sale Notice and without any further obligation to the Members holding Eligible Class B Vested Interests, sell the number of Interests specified in the Sale Notice, on terms and conditions substantially the same as those specified therein.
          (e) In the event of a merger, consolidation, share exchange, business combination, reorganization, initial public offering or similar transaction of the Company, the holders of Class B Interests shall have no right to vote on or approve such merger, consolidation, share exchange, business combination, reorganization, initial public offering or similar transaction.
          SECTION 8.08. Transactions to Which Transfer Restrictions Do Not Apply. Notwithstanding anything to the contrary contained in this Article VIII, if (a) McDonald’s Corporation or Ventures decides to sell or otherwise Transfer all or any of its interests in any two or more of its Partner Brands, including the Company, by sale or transfer of the equity interests or assets of such Partner Brands, or (b) McDonald’s Corporation decides to sell or otherwise Transfer all or any of its interests in Ventures, by sale or transfer of the equity interests or assets of Ventures, Ventures and any of its Affiliates, including McDonald’s Corporation, shall be permitted to freely Transfer, directly or indirectly, all or a portion of their Class A Interests, and no other Member shall be entitled to (i) prohibit the sale pursuant to Section 8.01 or (ii) exercise a right of first refusal or tag-along rights pursuant to Section 8.05; provided, however, that the acquirer of any Class A Interests pursuant to this Section 8.08 shall agree to be bound by and subject to the transfer restrictions set forth in this Article VIII; and provided further, that Interests may not be transferred pursuant to this Section 8.08 to a competitor of the Company or of Coinstar. In addition, notwithstanding anything to the contrary contained in this Article VIII, in the event of any Transfer of Class A Interests from Ventures to Coinstar pursuant to the exercise of Coinstar’s option to require Ventures to sell Class A Interests set forth in Section 8.10, no other Member shall be entitled to (i) prohibit the sale pursuant to Section 8.01 or (ii) exercise a right of first refusal or tag-along rights pursuant to Section 8.05.
          SECTION 8.09. Public Offerings. In the event of any public offering (primary or secondary) of equity securities of the Company or any successor to the Company, all Members having a Class A Ownership Percentage equal to twenty-five percent (25%) or more shall be entitled to the same rights, including registration rights, subject to their agreeing to be bound by similar restrictions and commitments, including appropriate representations and warranties, indemnity obligations, stand still restrictions and other agreements that might be imposed by underwriters.

          SECTION 8.10. Coinstar Option. Ventures has granted to Coinstar a one-time option (the “Coinstar Option”) to purchase that portion of the Class A Interests owned by Ventures sufficient to bring Coinstar’s ownership interest of Class A Interests up to fifty-one percent (51%) of the outstanding Class A Interests. The purchase price of any Class A Interests purchased by Coinstar hereunder (the “Transferred Class A Interests”) shall be based on a valuation of all of the Class A Interests of the Company equal to $138,000,000. In addition, if Ventures sells certain of its Class A Interests as a result of the exercise of the Coinstar Option, Ventures shall be entitled to receive when distributed by the Company accrued but unpaid Percentage Preferred Returns on the Transferred Class A Interests to the extent that such Percentage Preferred Returns have accrued on the Transferred Class A Interests as of the transfer date but are not distributed by the Company until after such transfer date. Coinstar shall be entitled to receive all distributions in respect of the Percentage Preferred Returns on the Transferred Class A Interest that accrue after the transfer date. Furthermore, the Company shall distribute directly to Ventures Ventures’ share of accrued but unpaid Percentage Preferred Returns on such Transferred Class A Interests before distributing to Coinstar Coinstar’s share of the accrued but unpaid Percentage Preferred Returns on such Transferred Class A Interests. If the Company pays to Coinstar such Percentage Preferred Returns accruing on the Transferred Class A Interests to which Ventures is entitled under this Section 8.10, Coinstar agrees to remit such Percentage Preferred Returns to Ventures. Upon Coinstar’s exercise of the Coinstar Option, Ventures and Coinstar agree to effectuate such amendments to this Agreement as are necessary to reflect Ventures’ entitlement to such accrued but unpaid Percentage Preferred Returns. Coinstar may exercise this option by giving written notice thereof in writing to Ventures at any time between the two-year anniversary and the three-year anniversary of the date of the LLC Interest Purchase Agreement. The closing of such transaction shall occur no later than twenty (20) Business Days after such written notice is given, and at the closing (i) Coinstar shall transfer, in immediately available funds by wire transfer as directed pursuant to instructions delivered by Ventures to Coinstar no later than two (2) Business Days prior to the scheduled closing, the amount of the purchase price set forth above, (ii) Ventures shall transfer its right, title and interest to such Class A Interests free and clear of all Liens, and (iii) Ventures and Coinstar shall cooperate to effectuate such transfer in accordance with the terms of this Agreement. For the sake of clarity, if Coinstar exercises the Coinstar Option and purchases that portion of the Class A Interests owned by Ventures sufficient to bring Coinstar’s Class A Ownership Percentage up to fifty-one percent (51%), thereafter Ventures or Coinstar, as the case may be, may trigger the buy-sell provisions of Section 8.06. Furthermore, if at any time Ventures Transfers part or all of its Class A Interests to a third party, the party or parties receiving such Class A Interests shall take them subject to Coinstar’s rights under this Section 8.10, as though such parties were subject to the same commitments as were Ventures. Should such Class A Interests be held by two or more such parties, Coinstar, if it exercises its rights to purchase such Class A Interests, shall purchase the Class A Interests on a pro rata basis from the parties holding the Class A Interests that were originally held by Ventures as of the date of this Agreement. Moreover, all references in this Agreement to this option shall be understood to refer to all such parties, even if this Agreement otherwise only specifically refers to Ventures.

ARTICLE IX
DISSOLUTION
          SECTION 9.01. Dissolution Events. Except as set forth in this Article IX, no Member has the right to dissolve the Company. The Company shall not be dissolved by the admission of substituted Members pursuant to Article VIII. The Company shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following:
          (a) The sale or disposition of all or substantially all of the Property;
          (b) The approval of all Representatives; or
          (c) The entry of a decree of judicial dissolution of the Company under the Act.
          SECTION 9.02. Winding-Up.
          (a) Upon the dissolution of the Company, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, distributing its assets and satisfying the claims of its creditors and Members. No Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs; provided that, except as otherwise expressly provided herein, all covenants contained in this Agreement and all obligations provided for in this Agreement shall continue until such time as all of the assets or the proceeds from the sale thereof have been distributed pursuant to this Section 9.02(a) and the Company has been terminated. The Person(s) elected unanimously by the Board of Managers, or, failing election within thirty (30) days following dissolution, such Person(s) as may be appointed by a court upon application by a Member (the Person(s) being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s Liabilities and Property, and the Property shall be distributed in the following order of priority, subject to any different requirements of law: (i) first, to the payment and discharge of all of the Company’s Liabilities to creditors, including Members who are creditors (whether by payment or by establishment of reserves in such amounts as may be reasonably determined by the Liquidator); and (ii) thereafter, the balance, if any (the “Residual Amount”), to Members with positive Capital Account balances, pro rata in accordance with such Capital Account balances. The Liquidator shall, as promptly as possible, present to the Members for approval a proposed plan of liquidation containing such detail concerning the distribution of the Property, anticipated revenues from any disposition of any Property, Persons to be engaged to effect such dispositions and other matters, as shall be reasonably requested. Any such plan of liquidation that is approved by the Liquidator and all Members with a Class A Ownership Percentage equal to twenty-five percent (25%) or more is called the “Approved Plan of Liquidation.” The Liquidator shall effect the liquidation of the Company substantially in accordance with the Approved Plan of Liquidation.
          (b) Any Distributions of Property in kind shall be made subject to such conditions relating to the disposition and management of the Property as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such Property at such time. The Liquidator shall determine the fair market value of any Property distributed in kind using any reasonable method of valuation it may adopt.
          (c) In the discretion of the Liquidator, a pro rata portion of the Distributions that would otherwise be made to the Members pursuant to this Article IX may be (i) distributed to a trust established for the benefit of the Members for the purposes of collecting amounts owed to the Company and paying any contingent or unforeseen Liabilities of the Company, and the assets of any such trust shall be distributed to the Members in accordance with Section 9.02(a) from time to time, in the reasonable discretion of the Liquidator, in the same manner and priority as such assets would have been distributed by the Company to the Members pursuant to Section 9.02(a), or (ii) withheld or escrowed to provide a reasonable reserve for the Company’s Liabilities (contingent or otherwise) and to collect the unrealized portion of any installment obligations owed to the Company; provided, that such withheld or escrowed amounts shall be distributed to the Members in the manner and order of priority set forth in Section 9.02(a) as soon as practicable.
          SECTION 9.03. Negative Capital Accounts. Upon liquidation, no Member shall be liable to the Company or to any other Member for any negative balance outstanding in such Member’s Capital Account, whether such negative Capital Account results from the allocation of Losses or other items of deduction and loss to such Member or from Distributions to such Member.
          SECTION 9.04. Rights of the Members. Except as otherwise provided in this Agreement, the Members shall look solely to the Property for the return of their Capital Contributions.
          SECTION 9.05. Notice of Dissolution. If an event of dissolution described in Section 9.01 occurs, the Liquidator or, if the Liquidator has not yet been appointed, the Board of Managers shall, as soon as practicable, but in no event more than thirty (30) days thereafter, provide written notice thereof to each of the Members. In addition, the Board of Managers shall promptly notify the Members of any imminent event of dissolution of which it is aware.
          SECTION 9.06. Termination of the Company. Upon the completion of the distribution of the Property as provided in Section 9.02, the Company shall be terminated, a certificate of cancellation shall be filed, all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.
          SECTION 9.07. Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the distribution of its Property pursuant to Section 9.02, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Members during the period of winding-up and liquidation.

ARTICLE X
INDEMNIFICATION
          SECTION 10.01. Indemnification.
          (a) The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Member, its Affiliates and their respective shareholders, officers, directors, members, managers, agents and employees, and each Representative, officer and employee of the Company (when acting in a capacity for and on behalf of the Company) (each, an “Indemnified Party”), from, against and in respect of any Liabilities arising out of or in connection with the business or affairs of the Company (collectively, “Indemnified Losses”), except to the extent that it is finally judicially determined that such Indemnified Losses arose out of or were related to actions or omissions of the Indemnified Party constituting bad faith, fraud, violation of law or intentional misconduct. The Company shall reimburse any Indemnified Party under this Section 10.01 for its reasonable legal and other expenses incurred in connection with defending any claim (other than a claim by the Company or a Member) with respect to such Indemnified Losses if such Indemnified Party shall agree to reimburse promptly the Company for such amounts if it is finally judicially determined that such Indemnified Party was not entitled to indemnity hereunder.
          (b) Promptly after receipt by an Indemnified Party of notice of any pending or threatened claim against it (an “Action”), such Indemnified Party shall give notice to the Company of the commencement thereof, provided that the failure so to notify the Company shall not relieve it of any liability that it may have to any Indemnified Party hereunder, except to the extent the Company demonstrates that it is prejudiced thereby. In case any Action that is subject to indemnification under Section 10.01(a) shall be brought against an Indemnified Party and it shall give notice to the Company of the commencement thereof, the Company shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party and, after notice from the Company to the Indemnified Party of its election to assume the defense thereof, the Company shall not be liable to such Indemnified Party under this Section for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the Company’s election to assume the defense of any such Action that is subject to indemnification under Section 10.01(a), the Indemnified Party has the right to employ separate counsel and to participate in the defense of such Action, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the use of counsel chosen by the Company to represent the Indemnified Party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such Action include both the Company and the Indemnified Party, and the Indemnified Party has reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Company (in which case the Company shall not have the right to assume the defense of such Action on the Indemnified Party’s behalf); (iii) the Company shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such Action; or (iv) the Company shall authorize the Indemnified Party to employ separate counsel at the Company’s expense. If the Company assumes the defense of such

Action, no compromise or settlement thereof may be effected by the Company without the Indemnified Party’s written consent unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (y) the sole relief provided is monetary damages that are paid in full by the Company.
          SECTION 10.02. Duration. The indemnities contained in this Article X shall survive the dissolution and winding up of the Company.
ARTICLE XI
REPRESENTATIONS AND WARRANTIES
          SECTION 11.01. Members Holding Class A Interests. Each Member holding Class A Interests represents and warrants to the Company that:
          (a) Any Interests of the Member are being acquired for investment purposes only for its own account and not with a view to or in connection with any distribution, reoffer, resale or other disposition not in compliance with the Securities Act, and the rules and regulations thereunder and applicable state securities laws;
          (b) The Member (i) alone or together with its representatives, possesses such expertise, knowledge and sophistication in financial and business matters generally, and in the type of transactions in which the Company proposes to engage in particular, (ii) is capable of evaluating the merits and economic risks of acquiring and holding its Interests, and (iii) is able to bear all such economic risks now and in the future;
          (c) The Member has had access to all of the information with respect to its Interests that it deems necessary to make a complete evaluation thereof and has had the opportunity to question the Company concerning such Interests;
          (d) The Member’s decision to acquire its Interests for investment has been based solely upon the evaluation made by it;
          (e) The Member is aware that it must bear the economic risk of its investment in the Company for an indefinite period of time because Interests in the Company have not been registered under the Securities Act or under the securities laws of various states, and, therefore, cannot be sold unless the Interests are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available;
          (f) The Member is aware that only the Company can take action to register the Interests in the Company and the Company is under no such obligation and does not propose to attempt to do so;
          (g) The Member is aware that this Agreement provides restrictions on the ability of a Member to Transfer its Interests;

          (h) If the Member is a corporation, limited liability company, partnership, trust, estate or other entity, it is duly organized or duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the inherent power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary action. If the Member is an individual, he/she is of legal age to execute this Agreement and is legally competent to do so. The Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its condition (financial or otherwise) or its ability to perform its obligations hereunder. This Agreement constitutes the legal, valid, binding and enforceable obligation of the Member;
          (i) The Member is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act;
          (j) The Member acknowledges that neither the Company nor any Affiliate thereof has rendered or will render any investment advice or securities valuation advice to the Member, and that the Member is neither subscribing for nor acquiring any interest in the Company in reliance upon, or with the expectation of, any such advice;
          (k) The Member acknowledges that all representations and warranties of the Member set forth in this Agreement shall survive the date of signing of this Agreement. Without limiting the foregoing, each Member agrees to give the Board of Managers prompt written notice in the event that any representation of such Member contained in this Section 11.01 ceases to be true at any time following the date hereof; and
          (l) None of the assets that the Member is using or will use to fund its investment in the Company are assets of an employee benefit plan as defined in Section 3(3) of ERISA, subject to Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code (including an individual retirement account), or an entity whose underlying assets include plan assets for purposes of ERISA by reason of a plan’s investment in the entity.
          SECTION 11.02. Members Holding Class B Interests. Each Member holding Class B Interests shall make such representations and warranties to the Company as the Company may require from time to time.
          SECTION 11.03. Recognition of Coinstar’s Rights. Ventures acknowledges and agrees that, notwithstanding anything in Section 11.01 or elsewhere in this Agreement to the contrary, Coinstar shall be entitled to rely fully upon the representations, warranties and covenants made in the LLC Interest Purchase Agreement, and shall have claims against the parties making such representations, warranties and covenants, if they are breached, subject only to the restrictions imposed thereon in such agreement; provided that (a) the remedy for a breach of any of the representations, warranties and covenants made in the LLC Interest Purchase Agreement shall be pursuant to the terms of the LLC Interest Purchase Agreement and not this Agreement and (b) a breach of the representations, warranties and covenants made in the LLC

Interest Purchase Agreement and not in this Agreement shall not be deemed to be a breach of this Agreement.
ARTICLE XII
MISCELLANEOUS
          SECTION 12.01. Waiver and Amendment. No waiver shall be deemed to have been made by any Member of any of its rights under this Agreement unless the same is in writing and is signed on its behalf by its authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Member granting such waiver in any other respect or at any other time. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by all Members having a Class A Ownership Percentage equal to twenty-five percent (25%) or more, provided that any amendment altering a provision of this Agreement requiring a vote of a specified group of Members or Representatives must also be signed by sufficient Members or Representatives to determine the matters addressed in such provision; provided further that any amendment of this Agreement that has a material and disproportionate adverse effect on the Members owning Class B Interests must be approved by the holders of a majority of the Class B Vested Interests.
          SECTION 12.02. Severability. If it is determined that any provision hereof is invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions of this Agreement. In such event, the Members shall substitute for such invalid or unenforceable provisions a valid and enforceable provision consistent with the spirit and objective of such invalid or unenforceable provision.
          SECTION 12.03. Notices. All notices, demands, instructions, waivers, consents or other communications to be provided pursuant to this Agreement shall be in writing, shall be effective upon receipt, and shall be sent by hand, facsimile, air courier or registered mail, return receipt requested, as follows:
          (i) if to Ventures:
McDonald’s Ventures LLC
1 Parkview Plaza, Suite 640
Oakbrook Terrace, IL 60181
Attention: Chris Catalano, Vice President and Chief Investment Officer
Facsimile: (630) 623-4014
          With copies to:
McDonald’s Ventures, LLC
2915 Jorie Boulevard, Dept. #060
Oak Brook, IL 60523
Attention: Cathy Griffin, Vice President, General Counsel and Secretary
Facsimile: (630) 623-8154

and
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Janet Fisher, Esq.
Facsimile: (212) 225-3999
          (ii) if to GAM:
GetAMovie, Inc.
One McDonald’s Plaza
Oak Brook, IL 60523
Attention: Chris Catalano, Vice President and Chief Investment Officer
Facsimile: (630) 623-4014
          With a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Janet Fisher, Esq.
Facsimile: (212) 225-3999
          (iii) if to Coinstar:
Coinstar, Inc.
1800 114th Ave. SE
P.O. Box 91258
Bellevue, WA 98009-9258
Attention: Peter Rowan, VP of New Business Innovations
Facsimile: (425) 943-8030
          With copies to:
Coinstar, Inc.
1800 114th Ave. SE
P.O. Box 91258
Bellevue, WA 98009-9258
Attention: Chief Financial Officer
Facsimile: (425) 943-8030
Coinstar, Inc.
1800 114th Ave. SE
P.O. Box 91258
Bellevue, WA 98009-9258
Attention: General Counsel
Facsimile: (425) 943-8030

Perkins Coie, LLP
1201 Third Avenue, 48th Floor
Seattle, WA 98101-3099
Attention: George M. Beal, Esq.
Facsimile: (206) 359-9519
          (iv) if to GARB:
GARB, LLC
1935 Brandon Court
Glendale Heights, IL 60193
Attention: Michael DeLazzer, President
Facsimile: (630) 980-0946
          (v) if to REEIP:
Coinstar, Inc.
1800 114th Ave. SE
P.O. Box 91258
Bellevue, WA 98009-9258
Attention: Peter Rowan, VP of New Business Innovations
Facsimile: (425) 943-8030
and
McDonald’s Ventures LLC
1 Parkview Plaza, Suite 640
Oakbrook Terrace, IL 60181
Attention: Chris Catalano, Vice President and Chief Investment Officer
Facsimile: (630) 623-4014
     (vi) if to any new Member, to such address as is provided to the Company and the other Members.
or to such other address as any Member has specified by notice in writing to the other Members in the manner specified in this Article.
          SECTION 12.04. Labels and Headings. The labels and headings contained in this Agreement are for convenience of the parties hereto only and shall in no way affect the meaning or interpretation of this Agreement.
          SECTION 12.05. Governing Law; Venue; Service of Process; Waiver of Jury Trial. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed in that State without reference to its conflict of laws rules. Any Proceeding seeking to enforce any provision of, or based on any rights arising out of, this Agreement may only be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for Delaware, and each of the parties consents to the jurisdiction of such courts

(and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Each of the Parties irrevocably consents to the service of process in any Proceeding hereunder by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address specified in Section 12.03. The foregoing shall not limit the rights of any Party to serve process in any other manner permitted by applicable Law or to obtain execution of judgment in any other jurisdiction. The Parties agree to waive any and all rights that they may have to a jury trial with respect to disputes arising out of this Agreement.
          SECTION 12.06. Third Party Rights. This Agreement is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the Members and, in the case of Article X, the Indemnified Parties.
          SECTION 12.07. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns.
          SECTION 12.08. Construction of Agreement; Entire Agreement. In that this Agreement was prepared as a result of negotiation and mutual agreement between the Members, neither this Agreement nor any provision hereof shall be construed against any Member hereto as the Member who prepared this Agreement or any such provision. This Agreement (including the Schedules hereto, if any, which are hereby incorporated in the terms of this Agreement), the Share Purchase Agreement, the LLC Interest Pledge Agreement, the LLC Interest Purchase Agreement, the Related Party Transactions, the REEIP LLC Agreement, the REEIP Class B Interest Award Agreement and any other agreements contemplated by the Share Purchase Agreement and the LLC Interest Purchase Agreement set forth the entire understanding and agreement among the Members as to matters covered herein and supersede any prior understanding, agreement or statement (written or oral) of intent, including the letter agreement, dated February 24, 2005, between the Company and GAM, as amended, and the letter agreement, dated July 25, 2005, between the Company, Ventures and Coinstar.
          SECTION 12.09. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first herein written above.

REDBOX AUTOMATED RETAIL, LLC

By:	/s/ Gregg Kaplan

Name: Gregg Kaplan
Title: Chief Executive Officer

MCDONALD’S VENTURES LLC

By:	/s/ Chris Catalano

Name: Chris Catalano
Title: Vice President and Chief Investment Officer

GETAMOVIE, INC.

By:	/s/ Chris Catalano

Name: Chris Catalano
Title: Vice President and Chief Investment Officer

COINSTAR, INC.

By:	/s/ Brian Turner

Name: Brian Turner
Title: Chief Financial Officer

GARB, LLC

By:	/s/ Michael DeLazzer

Name: Michael DeLazzer
Title: President

REDBOX EMPLOYEE EQUITY INCENTIVE PLAN, LLC

By:	McDonald’s Ventures, LLC
its Managing Member

By:	/s/ Chris Catalano

Name: Chris Catalano
Title: Vice President and Chief Investment Officer

By:	Coinstar, Inc.
its Managing Member

By:	/s/ Brian Turner

Name: Brian Turner
Title: Chief Financial Officer